     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 25, 2004


                                                     REGISTRATION NO. 333-111559
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------

                        PRE-EFFECTIVE AMENDMENT NO. 3 TO


                                    FORM S-3
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             ---------------------
                              CRITICAL PATH, INC.
             (Exact Name of Registrant as Specified in Its Charter)

                         CALIFORNIA                                                   91-1788300
      (State or other jurisdiction of incorporation or                 (I.R.S. Employer Identification Number)
                       organization)

                              350 THE EMBARCADERO
                          SAN FRANCISCO, CA 94105-1204
                                 (415) 541-2500
  (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                   Registrant's Principal Executive Offices)

                           WILLIAM E. MCGLASHAN, JR.
                            CHIEF EXECUTIVE OFFICER
                           AND CHAIRMAN OF THE BOARD
                              CRITICAL PATH, INC.
                              350 THE EMBARCADERO
                          SAN FRANCISCO, CA 94105-1204
                                 (415) 541-2500
 (Name, Address, including zip code, and telephone number, including area code, of agent for service)
                                   COPIES TO:

                    MICHAEL J. ZUKERMAN                                            GREGG F. VIGNOS
    SENIOR VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY                        PILLSBURY WINTHROP LLP
                    CRITICAL PATH, INC.                                             P.O. BOX 7880
                    350 THE EMBARCADERO                                      SAN FRANCISCO, CA 94120-7880
                SAN FRANCISCO, CA 94105-1204                                        (415) 983-1000
                       (415) 541-2500

                             ---------------------
    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.
    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]
    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]
    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering. [ ]
    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
           TITLE OF EACH CLASS OF              AMOUNT TO BE       PROPOSED MAXIMUM         PROPOSED MAXIMUM         AMOUNT OF
        SECURITIES TO BE REGISTERED             REGISTERED    OFFERING PRICE PER UNIT  AGGREGATE OFFERING PRICE REGISTRATION FEE
---------------------------------------------------------------------------------------------------------------------------------
Rights to purchase Series E Redeemable
  Convertible Preferred Stock(1)............    14,000,000               --                       --                  --(2)
---------------------------------------------------------------------------------------------------------------------------------
Series E Redeemable Convertible Preferred
  Stock, $0.001 par value per share,
  issuable upon exercise of transferable
  subscription rights.......................    14,000,000             $1.50                 $21,000,000            $1,700(6)
---------------------------------------------------------------------------------------------------------------------------------
Common Stock, $0.001 par value per share,
  issuable upon conversion of Series E
  Redeemable Convertible Preferred              17,220,000
  Stock(3)..................................     shares(4)               --                       --                  --(5)
---------------------------------------------------------------------------------------------------------------------------------
TOTAL.......................................                                                                        $1,700(6)
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------

(1) The rights are being issued without consideration to the holders of the Registrant's common stock as of the record date.
(2) Pursuant to Rule 457(g), no separate registration fee is payable with respect to the rights being offered hereby since the rights are being registered in the same registration statement as the securities to be offered pursuant thereto.
(3) Associated with the Common Stock are rights to purchase Series C Participating Preferred Stock that are not exercisable or evidenced separately from the Common Stock prior to certain events.
(4) Represents a good faith estimate of the maximum number of shares of common stock issuable upon conversion of the shares of Series E Redeemable Convertible Preferred Stock being registered hereby. In accordance with Rule 416, the number of shares registered hereby shall also be deemed to include an indeterminate number of additional shares of Common Stock that may be issued upon conversion of the Series E Redeemable Convertible Preferred Stock as a result of antidilution provisions thereof.
(5) Since both the shares of convertible preferred stock and the common stock issuable upon conversion thereof are being registered under this registration statement, pursuant to Rule 457(i) there is no separate registration fee for the common stock.
(6) Previously paid.
                             ---------------------
    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


                  SUBJECT TO COMPLETION, DATED MARCH 25, 2004


PROSPECTUS

                              (CRITICAL PATH LOGO)

   UP TO 14,000,000 SHARES OF SERIES E REDEEMABLE CONVERTIBLE PREFERRED STOCK
                    UP TO 17,220,000 SHARES OF COMMON STOCK
                             ---------------------
     We are distributing at no charge to holders of our common stock transferable subscription rights to purchase shares of our Series E redeemable convertible preferred stock at a cash subscription price of $1.50 per share. You will not be entitled to receive any subscription rights unless you are a shareholder of record of shares of our common stock as of the close of business on [RECORD DATE].

     You must exercise your rights before they expire at 5:00 p.m., New York
City time, on           , 2004, the expected expiration time of this rights
offering. We may decide to extend the expiration date but the expiration date
will not be later than                , 2004. We may also elect to terminate the
rights offering at any time prior to consummation of the rights offering.

     You should carefully consider whether to exercise your subscription rights before the expiration date. Our board of directors is making no recommendation regarding your exercise of subscription rights.


     We will consummate the rights offering only if the proposals submitted to a
vote of our shareholders at our special meeting to be held on           , 2004
are approved and the transactions contemplated in our agreement with the General Atlantic Investors and the Cheung Kong Investors are consummated. If we obtain shareholder approval and these transactions are consummated, and we issue all the shares of Series E preferred stock offered in the rights offering, based on current estimates, the application of generally accepted accounting principles will cause us to record charges that will increase our net loss attributable to common shares. Assuming we issued the Series E preferred stock in these transactions on November 18, 2003, the date the convertible note purchase and exchange agreement was executed and the Series E purchase price was established, we would record a charge of approximately $55.0 million in the period our shareholders approve the transactions and an additional $3.2 million over the four-year redemption period of the Series E preferred stock. The actual amount of the charges will depend on the difference between the fair value of our common stock on the date we issue the Series E preferred stock and the accounting conversion price of $1.50 per share.



     The following table sets forth the approximate percentage ownership of our securities by the General Atlantic Investors and the Cheung Kong Investors if none, one-half or all of the shares offered in the rights offering are purchased by holders of our common stock:



   NUMBER OF SHARES OF SERIES E PREFERRED       PERCENTAGE OF SECURITIES BENEFICIALLY    PERCENTAGE OF SECURITIES BENEFICIALLY
   STOCK PURCHASED IN THE RIGHTS OFFERING      OWNED BY THE GENERAL ATLANTIC INVESTORS    OWNED BY THE CHEUNG KONG INVESTORS
   --------------------------------------      ---------------------------------------   -------------------------------------
                          0                                     30.0%                                     26.3%
                  7,000,000                                     28.3%                                     24.9%
                 14,000,000                                     26.9%                                     23.6%


     We have agreed to offer subscription rights that are not exercised by the expiration date of the rights offering to the General Atlantic Investors and the Cheung Kong Investors, which have the right, but not the obligation, to purchase the remaining shares of Series E preferred stock not purchased in this rights offering.

     In the event of a liquidation, dissolution, winding up or change of control, the holders of Series E preferred stock will be entitled to receive at least $1.50 per share of Series E preferred stock plus all accrued dividends on such share before any proceeds are paid with respect to any other series or class of our capital stock.


     Shares of our common stock are traded on the Nasdaq National Market under the symbol "CPTH." On March 24, 2004, the last reported sales price for our common stock was $2.09 per share.


     Our principal executive offices are located at 350 The Embarcadero, San Francisco, California 94105 and our telephone number is (415) 541-2500.
                             ---------------------
     AN INVESTMENT IN OUR CAPITAL STOCK IS VERY RISKY. YOU SHOULD CAREFULLY CONSIDER THE RISK FACTORS BEGINNING ON PAGE 1 OF THIS PROSPECTUS BEFORE EXERCISING YOUR SUBSCRIPTION RIGHTS.
                             ---------------------
     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                             ---------------------
                The date of this prospectus is           , 2004.

                               TABLE OF CONTENTS


                                        PAGE
                                        ----
Prospectus Summary....................   ii
Questions and Answers About The Rights
  Offering............................   ii
Risk Factors..........................    1
Special Note Regarding Forward-Looking
  Statements..........................   20
Recent Developments...................   21
Deficiency of Earnings to Combined
  Fixed Charges and Preferred Stock
  Dividends...........................   23
Use of Proceeds.......................   23
Capitalization........................   24



                                        PAGE
                                        ----
Determination of Offering Price.......   27
The Rights Offering...................   27
Description of Capital Stock..........   37
Plan of Distribution..................   43
Material United States Federal Income
  Tax Consequences....................   43
Legal Matters.........................   47
Experts...............................   47
Incorporation of Certain Documents by
  Reference...........................   47
Where You Can Find More Information...   48


     This prospectus is part of a registration statement we filed with the Securities and Exchange Commission. You should rely only on the information contained in this prospectus or to which we have referred you. We have not authorized anyone to provide you with different information. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representation. This prospectus is an offer to sell only the securities offered by this prospectus, but only under circumstances and in jurisdictions where it is lawful to do so. You should assume that the information in this prospectus is accurate only as of the date of this prospectus, regardless of the date of delivery of this prospectus or of any sale of these securities. This prospectus may only be used where it is legal to sell these securities.

                               PROSPECTUS SUMMARY

     The following are summary highlights of selected information from this prospectus and may not contain all of the information that is important to you. This prospectus includes specific terms of the rights offering, as well as information regarding our business. We encourage you to read this prospectus in its entirety. You should pay special attention to the "Risk Factors" section of this prospectus beginning on page 1. All references to "we," "our," "ours," "us," and "the Company," or "Critical Path" in this prospectus are to Critical Path, Inc. and its subsidiaries, unless otherwise indicated. However, in the descriptions of the transferable subscription rights and related matters, these terms refer solely to Critical Path, Inc. and not to any of our subsidiaries. We also encourage you to review the financial statements and other information provided in the reports and other documents we file under the Securities Exchange Act of 1934, as amended, as described in the "Where You Can Find More Information" section of the prospectus at page 48.

                QUESTIONS AND ANSWERS ABOUT THE RIGHTS OFFERING

Q:  WHY ARE WE ENGAGING IN A RIGHTS OFFERING?


A: In November 2003, we entered into an agreement to sell for cash $10 million in principal amount of 10% convertible secured notes to General Atlantic Partners 74, L.P., GAP Coinvestment Partners II, L.P., GapStar, LLC and GAPCO GmbH & Co. K.G., (referred to collectively as the General Atlantic Investors), and agreed to convert the notes, plus $1 million in accrued interest, into approximately 7.3 million shares of our Series E preferred stock. In the same agreement, we agreed to exchange approximately $32.8 million in face value of our 5 3/4% convertible subordinated notes held by a group of investors led by Cheung Kong Group and its Whampoa Limited affiliates including Campina Enterprises Limited, Cenwell Limited, Great Affluent Limited, Dragonfield Limited and Lion Cosmos Limited (referred to collectively as the Cheung Kong Investors) for approximately 21.9 million shares of our Series E preferred stock. In January 2004, we sold for cash $15 million in principal amount of 10% convertible secured notes to Permal U.S. Opportunities Limited, Zaxis Equity Neutral, L.P., Zaxis Institutional Partners, L.P., Zaxis Offshore Limited, Zaxis Partners, L.P. (referred to collectively as the Apex Investors), and Passport Master Fund, L.P. (referred to together with the Apex Investors as the January 2004 Investors). In March 2004, we sold for cash $18.5 million in principal amount of 10% convertible secured notes to the Apex Investors, Guggenheim Portfolio Company XIII, Crosslink Crossover Fund IV, L.P., Sagamore Hill Hub Fund, Ltd, Capital Ventures International and various entities affiliated with Criterion Capital Partners (referred to collectively as, the March 2004 Investors, and referred to together with the January 2004 Investors as, the 2004 Investors). We will issue the Series E preferred stock to these investors only if we receive shareholder approval of the matters being
    submitted for a vote at our special meeting to be held on           , 2004.
    Our primary purposes for the rights offering are to raise capital for our operations and to allow the holders of our common stock an opportunity to further invest in Critical Path and restore a portion, although not all, of their proportionate interest in our capital stock at the same price per share of Series E preferred stock as was established under the agreements with the General Atlantic Investors, the Cheung Kong Investors and the 2004 Investors.


Q:  WHAT IS THE RIGHTS OFFERING?

A: The rights offering is a distribution to holders of our common stock as of [RECORD DATE], the record date, of up to 14,000,000 transferable subscription rights at the rate of two subscription rights for every three shares of common stock held on the record date. Any subscription rights you receive based on shares of our common stock held by you on the record date may be retained by you, and exercised or transferred prior to the expiration of the rights offering, notwithstanding any subsequent transfer of your shares of common stock.

Q:  WHAT IS A SUBSCRIPTION RIGHT?

A: The subscription rights are rights to purchase shares of our Series E preferred stock. Each subscription right carries with it a basic subscription right and an over-subscription right.

Q:  WHAT IS THE BASIC SUBSCRIPTION RIGHT?

A: Each basic subscription right entitles you to purchase one share of our Series E preferred stock at the subscription price of $1.50 per share. Each share of Series E preferred stock is convertible into the number of shares of common stock obtained by dividing $1.50 plus the amount of dividends accreted to the Series E preferred stock from the date of issuance through the most recent semi-annual dividend accrual date by $1.50.

Q:  WHAT IS THE OVER-SUBSCRIPTION RIGHT?

A: The over-subscription right associated with each subscription right entitles you, if you fully exercise your basic subscription right, to subscribe for additional shares of our Series E preferred stock at the same subscription price per share, on a pro rata basis, if any shares are not purchased by other holders of subscription rights under their basic subscription rights as of the expiration time. "Pro rata" means in proportion to the amount of over-subscription price tendered by each person seeking to oversubscribe as of the expiration time of the rights offering. The over-subscription right must be exercised, if at all, with the basic subscription right prior to the expiration time.

Q:  HOW MANY SHARES MAY I PURCHASE IF I EXERCISE MY SUBSCRIPTION RIGHTS?

A: The number of shares of Series E preferred stock you can purchase will depend on the number of subscription rights you receive. Holders will receive two subscription rights for every three shares of our common stock held on the record date.

Q: WHAT IF THERE IS AN INSUFFICIENT NUMBER OF SHARES TO SATISFY THE OVER-SUBSCRIPTION REQUESTS?

A: If there is an insufficient number of shares of our Series E preferred stock available to satisfy fully the over-subscription requests of rights holders, subscription rights holders who exercised their over-subscription right will receive the available shares pro rata based on the amount of over-subscription price tendered by each person seeking to oversubscribe as of the expiration time of the offering. Any excess subscription payments will be returned, without interest or deduction, promptly after the expiration of this rights offering.

Q:  AM I REQUIRED TO PARTICIPATE IN THE RIGHTS OFFERING?

A:  No.

Q:  WILL CRITICAL PATH BE ISSUING FRACTIONAL SHARES OF SERIES E PREFERRED STOCK?

A: No. You may not purchase fractional shares of Series E preferred stock pursuant to the exercise of subscription rights. We will accept any inadvertent subscription indicating a purchase of fractional shares by rounding down to the nearest whole share number and, as soon as practicable, refunding without interest any payment received for a fractional share.

Q:  WHAT ARE THE TERMS OF THE SERIES E PREFERRED STOCK?

A:  The terms of the Series E preferred stock are as follows:

     Rank: The Series E preferred stock will rank senior to all our other capital stock with respect to rights on liquidation, dissolution and winding up.

     Dividends:      The Series E preferred stock will accrue dividends at a
                     simple annual rate of 5 3/4% whether or not declared by the board of directors. Dividends in respect of the Series E preferred stock will not be paid in cash but will be added to the value of the

                     Series E preferred stock and will be taken into account for purposes of determining the liquidation and change in control preference, conversion rate and voting rights. We must declare or pay dividends on the Series E preferred stock when we declare or pay dividends to the holders of common stock.

     Voting Rights:  Holders of Series E preferred stock are entitled to notice of all shareholders' meetings and are entitled to vote on all matters submitted to the shareholders for a vote, voting together with the holders of the common stock and all other classes of capital stock entitled to vote, voting as a single class (except where a separate vote is required by our amended and restated articles of incorporation, our bylaws or California law). The holders of Series E preferred stock will be entitled to vote as a separate class on any amendment to the terms or authorized number of shares of Series E preferred stock, the issuance of any equity security ranking senior to the Series E preferred stock and the redemption of or the payment of a dividend in respect of any junior security.


                     In order to comply with Marketplace Rule 4351 of the National Association of Securities Dealers, Inc. (referred to as the NASD), which prohibits issuers from creating a new class of securities that votes at a higher rate than an existing class of securities based on the relative investment in the issuer made by the new security holders, the voting power of the Series E preferred stock may be impaired. The voting formula for each share of Series E preferred stock will be the sum of $1.50 plus all accrued dividends for such share divided by the "voting conversion amount." The voting conversion amount will be equal to the lower of (i) $1.70, (ii) the most recent closing bid price of the common stock as of the date the Series E preferred stock is first issued and (iii) the average closing bid prices for the five trading days prior to the date the Series E preferred stock is first issued; provided, however, the voting conversion amount will not be less than $1.50. The voting conversion amount will be determined on the date the Series E preferred stock is first issued and, once determined, will remain the same (subject to adjustment for stock splits, subdivisions, reclassifications, distributions and similar transactions).


     Conversion:     At any time, holders of Series E preferred stock may elect to convert their Series E preferred stock into common stock. Each share of Series E preferred stock is convertible into the number of shares of common stock obtained by dividing $1.50 plus the amount of dividends accrued to the Series E preferred stock from the date of issuance through the most recent semi-annual dividend accrual date by $1.50.

     Call for
     Redemption:    After three years from the date the Series E preferred stock is first issued, we may call for redemption the Series E preferred stock under certain circumstances. On the fourth anniversary of the date the Series E preferred stock is first issued, we must call for redemption the Series E preferred stock.


For a more complete description of the rights, preferences and privileges of the Series E preferred stock, see "The Rights Offering -- Terms of the Series E Preferred Stock," beginning on page 29.


Q:  WHAT HAPPENS IF I CHOOSE NOT TO EXERCISE MY SUBSCRIPTION RIGHTS?

A: You will retain your current number of shares of our capital stock held directly by you even if you do not exercise your subscription rights. If you choose not to exercise your subscription rights, then the percentage of our capital stock held directly by you will decrease. However, even if you choose to exercise your subscription rights in full, your percentage ownership of our capital stock held directly by you will still decrease. The magnitude of the reduction will depend upon the extent to which rights holders subscribe in the rights offering and the extent to which the General Atlantic Investors and the

    Cheung Kong Investors exercise their rights to purchase any shares of Series E preferred stock not subscribed for by the holders of rights.

Q: WHAT SHOULD I DO IF I WANT TO PARTICIPATE IN THE RIGHTS OFFERING BUT MY SHARES ARE HELD IN THE NAME OF MY BROKER, CUSTODIAN BANK OR OTHER NOMINEE?

A: If you hold shares of our common stock through a broker, custodian bank or other nominee, we will ask your broker, custodian bank or other nominee to notify you of the rights offering. If you wish to exercise your subscription rights, you will need to have your broker, custodian bank or other nominee act for you. To indicate your decision, you should complete and return to your broker, custodian bank or other nominee the form entitled "Beneficial Owner Election Form." You should receive this form from your broker, custodian bank or other nominee with the other rights offering materials. You should contact your broker, custodian bank or other nominee if you believe you are entitled to participate in the rights offering but you have not received this form.

Q: WILL I BE CHARGED A SALES COMMISSION OR A FEE BY THE COMPANY IF I EXERCISE MY SUBSCRIPTION RIGHTS?

A: No. We will not charge a brokerage commission or a fee to rights holders for exercising their subscription rights. However, if you exercise your subscription rights through a broker or nominee, you will be responsible for any transaction fees charged by your broker or nominee.

Q:  ARE THERE ANY CONDITIONS TO MY RIGHT TO EXERCISE MY SUBSCRIPTION RIGHTS?

A:  Yes. We may cancel the rights offering if the matters set forth in our
                   , 2004 special meeting proxy statement are not approved or if the subsequent closing under the convertible note purchase and exchange agreement does not occur. We may not secure the necessary shareholder approval or all conditions to closing may not be satisfied under the convertible note purchase and exchange agreement. In addition, we reserve the right to terminate the rights offering for any reason prior to the expiration of the rights offering. For a more complete description of the matters being submitted to a vote of our shareholders at the special meeting, see the discussion under "Recent Developments" beginning on page 21 of this prospectus.

Q: WHAT WILL HAPPEN IF THE REQUISITE PERCENTAGE OF OUR SHAREHOLDERS DO NOT APPROVE THE PROPOSALS AT THE SPECIAL MEETING?


A: If our shareholders do not approve the proposals at the special meeting, the rights offering will terminate and the convertible notes held by the General Atlantic Investors, the Cheung Kong Investors and the 2004 Investors will not be converted into or exchanged for Series E preferred stock. Thereafter, the 5 3/4% notes, including those held by the Cheung Kong Investors, and the notes held by the 2004 Investors may be converted, at the option of each note holder, into common stock. The 5 3/4% notes are convertible into
    2.46365 shares of common stock for each $1,000 principal amount outstanding. The notes held by the January 2004 investors have a conversion to common stock rate of $1.65 and the notes held by the March 2004 Investors have a conversion to common stock rate of $2.18. However, the 2004 Investors may not convert their notes into common stock if they would beneficially own 9.9% or more of our common stock after conversion. The notes held by the General Atlantic Investors will remain outstanding and will not be convertible into shares of our capital stock.


Q: WHAT IS THE BOARD OF DIRECTORS' RECOMMENDATION REGARDING WHETHER I SHOULD EXERCISE MY RIGHTS IN THE RIGHTS OFFERING?

A: Our board of directors is not making any recommendation as to whether you should exercise your subscription rights. You are urged to make your decision based on your own assessment of our business and the rights offering.

Q:  HOW WAS THE SUBSCRIPTION PRICE ESTABLISHED?


A: The subscription price per share was the price proposed by the General Atlantic Investors and the Cheung Kong Investors in connection with our negotiation of the convertible note purchase and exchange agreement and was approved by the independent members of our board of directors (which excluded William E. McGlashan, Jr., our chief executive officer and a related party of one of our holders of Series D preferred stock, and Raul J. Fernandez and William E. Ford, each of whom is affiliated with the General Atlantic Investors) based on the recommendation of the strategic alternatives committee of the board of directors. It was also the price of the Series E preferred stock in the January 2004 and March 2004 private placements.


Q:  IS EXERCISING MY SUBSCRIPTION RIGHTS RISKY?

A: Yes. The exercise of your subscription rights involves risks. Exercising your subscription rights means buying additional shares of our capital stock and should be considered as carefully as you would consider any other equity investment. Some of the risks of participating in the rights offering include the following:


    - In connection with the conversion of the notes held by the General Atlantic Investors, the Cheung Kong Investors and the 2004 Investors into shares of Series E preferred stock, the amendment of the terms of our Series D preferred stock and other issuances of our Series E preferred stock, including a fully subscribed rights offering, we expect to record charges, based on current assumptions and estimates, of approximately $58.2 million that will increase our net loss attributable to our common shares which would materially and adversely affect our results of operations for the periods in which they are recorded.



    - Because the holders of our Series E preferred stock and our Series D preferred stock are entitled to a liquidation preference, if we undergo a liquidation or change in control transaction, all or substantially all of the proceeds may be distributed to holders of our Series E preferred stock and our Series D preferred stock in which case none of the proceeds would be distributed to holders of our common stock.



    - In order to comply with NASD voting rules, the voting power of the Series E preferred stock may be impaired. The extent of any impairment to the voting rights of the holders of Series E preferred stock will not be determined until the date the Series E preferred stock is issued, which will be after you have submitted your irrevocable subscription payment if you determine to participate in the rights offering.


    - You may not revoke your subscription rights once you exercise your rights and so you could be committed to buying shares above the prevailing market value of our common stock into which the Series E preferred stock is convertible.

    - The Series E preferred stock issuable upon exercise of the rights will not be listed on any securities exchange or the Nasdaq National Market or included on any automated quotation system. We know of no party that currently intends to make a market in the Series E preferred stock. An active trading market may never develop or be sustained for the Series E preferred shares. If there is no active trading market, or the trading market is not sustained, you may be unable to sell your shares of Series E preferred stock or unable to sell your shares at a price that is satisfactory to you.

    - If you do not act promptly and follow subscription instructions, particularly if you make payment of the subscription price by personal check, we may reject your exercise of subscription rights.

    - Even if you exercise your subscription rights in connection with the rights offering, you may be unable to preserve your proportionate ownership interest.

    - Our position for U.S. federal income tax consequences of the receipt of the subscription rights may not be sustained by the Internal Revenue Service.

    - Among other things, you should carefully consider the risks described under the heading "Risk Factors" beginning on page 1 for a more complete discussion of the risks associated with an investment in our capital stock.

Q:  MAY I TRANSFER MY SUBSCRIPTION RIGHTS IF I DO NOT WANT TO PURCHASE ANY
    SHARES?

A: Yes. Should you choose not to exercise your subscription rights, you may transfer your subscription rights. However, the subscription rights must nevertheless be exercised prior to the expiration of the rights offering or they will terminate.

Q:  IS THERE AN ACTIVE TRADING MARKET FOR THE RIGHTS?

A. No. The rights have not been listed on any securities exchange or the Nasdaq National Market or included on any automated quotation system. We know of no party that currently intends to make a market in the rights. An active trading market for the rights may not develop or be sustained. If there is no active trading market, or the trading market is not sustained, you may be unable to sell your rights or unable to sell your rights at a price that is satisfactory to you.

Q:  IS THERE AN ACTIVE TRADING MARKET FOR THE SERIES E PREFERRED STOCK?

A. No. The Series E preferred stock has not been listed on any securities exchange or the Nasdaq National Market or included on any automated quotation system. We know of no party that currently intends to make a market in the Series E preferred stock. An active trading market for the Series E preferred stock may not develop or be sustained. If there is no active trading market, or the trading market is not sustained, you may be unable to sell your shares of Series E preferred stock or unable to sell your shares at a price that is satisfactory to you.

Q: HOW MANY SHARES WILL BE OUTSTANDING AFTER THE RIGHTS OFFERING, INCLUDING THOSE OWNED BY THE GENERAL ATLANTIC INVESTORS, THE CHEUNG KONG INVESTORS AND OUR OTHER SECURITYHOLDERS?


A: Table I summarizes information regarding the securities owned by the General Atlantic Investors, the Cheung Kong Investors and our other securityholders, including the 2004 Investors, as of March 15, 2004 and the percentages of beneficial ownership and voting power represented by these securities. If our shareholders do not approve the conversion of the convertible notes into Series E preferred stock at the special meeting of our shareholders to be
    held on                , 2004, the notes held by the General Atlantic
    Investors will remain outstanding and will not be convertible into any class or series of our capital stock. However, the notes held by the 2004 Investors and the Cheung Kong Investors will be convertible into common stock at the option of each note holder, except that the 2004 Investors may not convert their notes into common stock if any of them (together with their affiliates) would beneficially own 9.9% or more of our common stock after conversion.



    Table II summarizes information regarding the securities owned by the General Atlantic Investors, the Cheung Kong Investors and our other securityholders, including the 2004 Investors, as of March 15, 2004 and the percentages of beneficial ownership and voting power represented by these securities, assuming our shareholders approve the conversion of the outstanding convertible notes into shares of our Series E preferred stock and the amendment of the certificate of designation of our Series D preferred stock.

    Tables III and IV adjust the March 15, 2004 ownership and voting power information to give effect to the closing of the rights offering based on two different assumptions. Table III assumes that the holders of our common stock on [RECORD DATE] exercise their subscription rights to purchase all approximately $21 million of Series E preferred stock offered in the rights offering. Table IV assumes that holders of our common stock on [RECORD DATE] do not participate in the rights offering and the General Atlantic Investors exercise their rights to purchase 55% of the unsubscribed portion of the rights offering and the Cheung Kong Investors exercise their rights to purchase 45% of the unsubscribed portion of the rights offering in accordance with our agreement with them. In addition to purchase a percentage of the shares of Series E preferred stock not subscribed for in the rights offering, each of the General Atlantic Investors and the Cheung Kong Investors have the right, but not the obligation, to purchase shares of Series E preferred stock not purchased by the other.


    In a separate agreement, the Cheung Kong Investors have granted us the option, which we may exercise in our sole discretion, to repurchase up to approximately 10.9 million shares of their Series E preferred stock.

                                    TABLE I


                                                            SECURITIES OWNED AS OF MARCH 15, 2004
                           -------------------------------------------------------------------------------------------------------
                                                                          NUMBER          PERCENTAGE OF
                                                                     OUTSTANDING ON AN      BENEFICIAL          PERCENTAGE OF
                                                                      AS CONVERTED TO       OWNERSHIP          OUR VOTING POWER
                                                     ACTUAL NUMBER     COMMON STOCK       REPRESENTED BY        REPRESENTED BY
NAMES OF SECURITY HOLDERS           CLASS             OUTSTANDING       BASIS(A)(B)      SECURITIES OWNED   SECURITIES OWNED(A)(B)
-------------------------  ------------------------  -------------   -----------------   ----------------   ----------------------
General Atlantic
  Investors............    Series E Preferred Stock           --                --               --                    --
                           Series D Preferred Stock    2,545,455         9,928,899            26.0%                 26.0%
                           Warrants to Purchase          625,000           625,000              1.6                   1.6
                           Common Stock
                                                                        ----------             ----                  ----
  Total................                                                 10,553,899             27.6                  27.6
                                                                        ==========             ====                  ====
Cheung Kong Investors...   Series E Preferred                 --                --               --                    --
                           Stock...................
                           Series D Preferred Stock      872,727         3,404,192              8.9                   8.9
                                                                        ----------             ----                  ----
  Total................                                                  3,404,192              8.9                   8.9
                                                                        ==========             ====                  ====
Other Holders..........    Series E Preferred                 --                --                                     --
                           Stock...................
                           Series D Preferred Stock      770,405         3,001,712              7.9                   7.9
                           Common Stock               21,171,524        21,171,524             55.6                  55.6
                           Warrants and Options       15,935,026        15,935,026               --                    --
                                                                        ----------             ----                  ----
  Total................                                                 40,108,262            63.5%                 63.5%
                                                                        ==========             ====                  ====

                                    TABLE II


                                SECURITIES OWNED AS OF MARCH 15, 2004 -- ASSUMING CONVERSION OF NOTES HELD BY THE GENERAL
                               ATLANTIC INVESTORS, THE CHEUNG KONG INVESTORS AND THE 2004 INVESTORS INTO SERIES E PREFERRED
                            STOCK AND THE AMENDMENT OF THE TERMS OF THE SERIES D PREFERRED STOCK PRIOR TO THE RIGHTS OFFERING
                           ----------------------------------------------------------------------------------------------------
                                                                            NUMBER          PERCENTAGE OF      PERCENTAGE OF
                                                                       OUTSTANDING ON AN      BENEFICIAL      OUR VOTING POWER
                                                                        AS CONVERTED TO       OWNERSHIP        REPRESENTED BY
                                                       ACTUAL NUMBER     COMMON STOCK       REPRESENTED BY       SECURITIES
NAMES OF SECURITY HOLDERS            CLASS              OUTSTANDING       BASIS(A)(B)      SECURITIES OWNED     OWNED(A)(B)
-------------------------  -------------------------- --------------- ------------------- ------------------ ------------------
General Atlantic
  Investors.............   Series E Preferred Stock      7,333,333         7,333,333              6.2%               7.9%
                           Series D Preferred Stock      2,545,455        27,800,916             23.3               12.1
                           Warrants to Purchase            625,000           625,000              0.5                0.8
                           Common Stock
                                                                          ----------             ----               ----
  Total.................                                                  35,759,249             30.0               20.8
                                                                          ==========             ====               ====
Cheung Kong Investors...   Series E Preferred Stock..   21,863,333        21,863,333             18.3               23.6
                           Series D Preferred Stock        872,727         9,531,738              8.0                4.2
                                                                          ----------             ----               ----
  Total.................                                                  31,395,071             26.3               27.8
                                                                          ==========             ====               ====
Other Holder............   Series E Preferred Stock..   23,251,782        23,251,782             19.5               22.2
                           Series D Preferred Stock        701,256         7,653,012              6.4                3.3
                           Common Stock                 21,171,524        21,171,524             17.8               25.9
                           Warrants and Options         15,935,026        15,935,026               --                 --
                                                                          ----------             ----               ----
  Total.................                                                  68,011,344             43.7%              51.4%
                                                                          ==========             ====               ====


                                   TABLE III


                           SECURITIES OWNED AFTER RIGHTS OFFERING -- ASSUMING $21 MILLION SUBSCRIPTION BY HOLDERS OF COMMON STOCK
                           ------------------------------------------------------------------------------------------------------
                                                                             NUMBER           PERCENTAGE OF       PERCENTAGE OF
                                                                       OUTSTANDING ON AN       BENEFICIAL       OUR VOTING POWER
                                                                        AS CONVERTED TO         OWNERSHIP        REPRESENTED BY
                                                      ACTUAL NUMBER       COMMON STOCK       REPRESENTED BY        SECURITIES
NAMES OF SECURITY HOLDERS            CLASS             OUTSTANDING        BASIS(A)(B)       SECURITIES OWNED       OWNED(A)(B)
-------------------------  -------------------------  --------------   ------------------   -----------------   -----------------
General Atlantic
  Investors.............   Series E Preferred Stock      7,333,333          7,333,333              5.5%                6.9%
                           Series D Preferred Stock      2,545,455         27,800,916             20.9                10.6
                           Warrants to Purchase            625,000            625,000              0.5                 0.7
                           Common Stock
                                                                           ----------             ----                ----
  Total.................                                                   35,759,249             26.9                18.1
                                                                           ==========             ====                ====
Cheung Kong Investors...   Series E Preferred Stock     21,863,333         21,863,333             16.4                20.5
                           Series D Preferred Stock        872,727          9,531,738              7.2                 3.6
                                                                           ----------             ----                ----
  Total.................                                                   31,395,071             23.6                24.1
                                                                           ==========             ====                ====
Other Holders...........   Series E Preferred Stock     37,251,782         37,251,782             28.0                32.4
                           Series D Preferred Stock        701,256          7,653,012              5.7                 2.9
                           Common Stock                 21,171,524         21,171,524             15.9                22.5
                           Warrants and Options         15,935,026         15,935,026               --                  --
                                                                           ----------             ----                ----
  Total.................                                                   82,011,344             49.5%               57.8%
                                                                           ==========             ====                ====

                                    TABLE IV


                           SECURITIES OWNED AFTER RIGHTS OFFERING -- ASSUMING $21 MILLION SUBSCRIPTION BY THE GENERAL ATLANTIC
                                                         INVESTORS AND THE CHEUNG KONG INVESTORS
                           ----------------------------------------------------------------------------------------------------
                                                                             NUMBER          PERCENTAGE OF      PERCENTAGE OF
                                                                        OUTSTANDING ON AN      BENEFICIAL      OUR VOTING POWER
                                                                         AS CONVERTED TO       OWNERSHIP        REPRESENTED BY
                                                       ACTUAL NUMBER      COMMON STOCK       REPRESENTED BY       SECURITIES
NAMES OF SECURITY HOLDERS            CLASS              OUTSTANDING        BASIS(A)(B)      SECURITIES OWNED     OWNED(A)(B)
-------------------------  --------------------------  --------------   -----------------   ----------------   ----------------
General Atlantic
  Investors.............   Series E Preferred Stock      15,033,333         15,033,333             11.3%              14.1%
                           Series D Preferred Stock       2,545,455         27,800,916             20.9               10.5
                           Warrants to Purchase             625,000            625,000              0.5                0.7
                           Common Stock
                                                                            ----------            -----              -----
  Total.................                                                    43,459,249             32.6               25.3
                                                                            ==========            =====              =====
Cheung Kong Investors...   Series E Preferred Stock      28,163,333         28,163,333             21.1               26.4
                           Series D Preferred Stock         872,727          9,531,738              7.2                3.6
                                                                            ----------            -----              -----
  Total.................                                                    37,695,071             28.3               30.0
                                                                            ==========            =====              =====
Other Holders...........   Series E Preferred Stock      23,251,782         23,251,782             17.5               19.3
                           Series D Preferred Stock         701,256          7,653,012              5.7                2.9
                           Common Stock                  21,171,524         21,171,524             15.9               22.5
                           Warrants and Options          15,935,026         15,935,026               --                 --
                                                                            ----------            -----              -----
  Total.................                                                    68,011,344             39.1%              44.7%
                                                                            ==========            =====              =====


---------------


(a) In order to comply with NASD voting rules, the voting power of the Series E preferred stock may be impaired. The percentage of voting power represented by the Series E preferred stock in the table above assumes holders of Series E preferred stock will be entitled to 0.8823529 votes for each share of Series E preferred stock based on the most recent closing bid price of our common stock of $1.70 as of November 18, 2003, the date we entered into the convertible note purchase and exchange agreement. The actual voting formula for each share of Series E preferred stock will be the sum of $1.50 plus all accrued dividends for such share divided by the "voting conversion amount." The voting conversion amount will be equal to the lower of (i) $1.70, (ii) the most recent closing bid price of the common stock as of the date the Series E preferred stock is first issued and (iii) the average closing bid prices for the five trading days prior to the date the Series E preferred stock is first issued; provided, however, the voting conversion amount will not be less than $1.50. The voting conversion amount will be determined on the date the Series E preferred stock is first issued and, once determined, will remain the same (subject to adjustment for stock splits, subdivisions, reclassifications, distributions and similar transactions). Pursuant to the terms of the Series E preferred stock, the number of shares of common stock into which the Series E preferred stock is convertible and the percentages of beneficial ownership and voting power represented by the shares of Series E preferred stock will increase as dividends accrue on the Series E preferred stock.



(b) In order to comply with NASD voting rules, the voting power of the Series D preferred stock will be impaired after its terms are amended. As reflected in the table above, for each share of Series D preferred stock, the holder will initially be entitled to approximately 3.86342 votes. Although the voting conversion ratio will remain the same (subject to adjustment for stock splits, subdivisions, reclassifications, distributions and similar transactions), pursuant to the terms of the Series D preferred stock, the number of shares of common stock into which the Series D preferred stock is convertible and the percentages of beneficial ownership and voting power represented by the shares of Series D preferred stock will increase as dividends accrue on the Series D preferred stock following the amendment.


     In addition to the ownership of our voting securities, holders of a majority of the shares of Series D preferred stock have the right to designate one director and the Cheung Kong Investors will be entitled to designate one director. Because of their large percentage of ownership and board representation, the General Atlantic Investors and the Cheung Kong Investors, although unaffiliated, may have significant control over the formulation and implementation of our corporate strategies and policies. In addition, the significant level of General Atlantic Investors' and the Cheung Kong Investors' ownership of our securities, assuming conversion of their outstanding convertible notes into Series E preferred stock, could have the effect of discouraging or impeding an acquisition proposal. See "Risk Factors" beginning on page 1 and "The Rights Offering -- Effects of Rights Offering on the Securities and Ownership of the General Atlantic Investors and the Cheung Kong Investors" on page 36.


Q: AFTER I EXERCISE MY SUBSCRIPTION RIGHTS, CAN I CHANGE MY MIND AND CANCEL MY PURCHASE?


A: No. All exercises of subscription rights are irrevocable. See "The Rights Offering -- No Revocation" on page 35.


Q: WHAT ARE THE FEDERAL INCOME TAX CONSEQUENCES OF EXERCISING MY SUBSCRIPTION RIGHTS AS A HOLDER OF COMMON STOCK?


A: While the issue is not free from doubt, our position is that a holder of common stock should not recognize income or loss for federal income tax purposes in connection with the receipt or exercise of subscription rights in the rights offering. We urge you to consult your own tax advisor with respect to the particular tax consequences of the rights offering or the related share issuances to you. See "Material United States Federal Income Tax Consequences" on page 43.


Q: IF THE RIGHTS OFFERING IS NOT COMPLETED, WILL MY SUBSCRIPTION PAYMENT BE REFUNDED TO ME?

A: Yes. The subscription agent will hold all funds it receives in escrow until completion of the rights offering. If the rights offering is not completed, the subscription agent will return promptly, without interest or deduction, all subscription payments. The subscription agent estimates it will take approximately two business days following the termination of the rights offering and clearance of subscription payments in the subscription agent's account (which may take up to 10 business days) to return the subscription payments.

Q: IF I AM A FOREIGN SHAREHOLDER OR A SHAREHOLDER WITH AN APO OR FPO ADDRESS, HOW CAN I EXERCISE MY SUBSCRIPTION RIGHTS?

A: The subscription agent will mail rights certificates to you if you are a rights holder whose address is outside the United States or if you have an Army Post Office or a Fleet Post Office address. To exercise your subscription rights, you must notify the subscription agent on or prior to 5:00 p.m., New York City time, on , 2004, and take all other steps which are necessary to exercise your subscription rights, on or prior to that time. If you do not follow these procedures prior to the expiration of the rights offering, your subscription rights will expire.

Q:  WHAT SHOULD I DO IF I HAVE OTHER QUESTIONS?

A: If you have questions or need assistance, please contact Georgeson Shareholder Communications Inc., the information agent, at (800) 843-1451 for shareholders toll free and at (212) 440-9000 for banks and brokerage firms from 9:00 a.m. to 11:00 p.m., New York City time, Monday through Friday, and from 10:00 a.m. to 4:00 p.m., New York City time, on Saturday.

                                  RISK FACTORS

     This rights offering and an investment in our Series E preferred stock and common stock into which the Series E preferred stock is convertible involve a high degree of risk. You should carefully consider the following material risks and other information presented or incorporated by reference into this prospectus before deciding to exercise your subscription rights and invest in our Series E preferred stock and common stock. We may not successfully address these risks.

RISKS RELATED TO OUR FINANCIAL CONDITION


  WE HAVE A HISTORY OF LOSSES, EXPECT CONTINUING LOSSES AND MAY NEVER ACHIEVE PROFITABILITY.



     We have not achieved profitability in any period and may continue to incur net losses in accordance with generally accepted accounting principles for the foreseeable future. In addition, we intend to continue to spend resources on maintaining and strengthening our business, and this may, in the near term, cause our operating expense to increase and our operating results to decline.



     In past quarters, we have spent heavily on technology and infrastructure development. We may continue to spend substantial financial and other resources to further develop and introduce new messaging and identity management solutions, and to improve our sales and marketing organizations, strategic relationships and operating infrastructure. We expect that our cost of revenues, sales and marketing expenses, general and administrative expenses, operations, research and customer support expenses and depreciation and amortization expenses could continue to increase in absolute dollars and may increase as a percent of revenues. In addition, in future periods we may incur significant non-cash charges related to stock-based compensation. If revenues do not correspondingly increase, our operating results could decline. If we continue to incur net losses in future periods, we may not be able to retain employees, or fund investments in capital equipment, sales and marketing programs, and research and development to successfully compete against our competitors. We also may never obtain sufficient revenues to exceed our cost structure and achieve profitability. If we do achieve profitability, we may not be able to sustain or increase profitability in the future. This may also, in turn, cause the price of our common stock to demonstrate volatility and/or continue to decline.



  WE MAY NEED TO RAISE ADDITIONAL CAPITAL AND MAY NEED TO INITIATE OTHER OPERATIONAL STRATEGIES TO CONTINUE OUR OPERATIONS.



     In the future, we may be required to raise additional funds, particularly if we are unable to generate positive cash flow as a result of our operations. Such financing may not be available in sufficient amounts or on terms acceptable to us. Additionally, we face a number of challenges in operating our business, including our ability to overcome viability concerns of our prospective customers given our recent capital needs, the amount of resources necessary to maintain worldwide operations and continued sluggishness in technology spending. Concerns about our long-term viability may cause our stock price to fall and impair our ability to raise additional capital and may create a concern among our current and future customers and vendors as to whether we will be able to fulfill our contractual obligations. As a result, current and future customers may determine not to do business with us, which would cause our revenues to decline.



RISKS RELATED TO THE RIGHTS OFFERING



  THE SUBSCRIPTION PRICE DETERMINED FOR THIS RIGHTS OFFERING, AND THE CONVERSION PRICE FOR OUR 10% CONVERTIBLE SECURED NOTES, ARE NOT NECESSARILY AN INDICATION OF OUR VALUE.



     The subscription price per share, and the conversion price for our 10% convertible secured notes, was the price proposed by the General Atlantic Investors and the Cheung Kong Investors in connection with our negotiation of the convertible note purchase and exchange agreement and was approved by the independent members of our board of directors (which excluded William E. McGlashan, Jr., our chief executive officer and a related party of one of our holders of Series D preferred stock, and Raul J. Fernandez and William E. Ford, each of whom is affiliated with the General Atlantic Investors) based on the recommendation of the strategic alternatives committee of the board of directors. The subscription price and the conversion price for our 10% convertible secured notes, do not necessarily bear any relationship to the book value of our assets, past operations, cash flows, losses, financial condition or any other established criteria for value. You should not consider the subscription price as an indication of the value of our Series E preferred stock. After the date of this prospectus, our Series E preferred stock, or our common stock into which the Series E preferred stock is convertible, may trade at prices significantly below the subscription price and you may not be able to recover your investment in the Series E preferred stock by selling it or the common stock into which it is convertible.


  ISSUANCE OF OUR SERIES E PREFERRED STOCK AND THE AMENDMENT TO THE TERMS OF OUR SERIES D PREFERRED STOCK WILL CAUSE US TO RECORD CHARGES THAT INCREASE THE NET LOSS ATTRIBUTABLE TO OUR COMMON SHAREHOLDERS, WHICH MAY BE MATERIAL TO OUR RESULTS OF OPERATIONS FOR THE PERIOD IN WHICH THEY ARE RECORDED.


     Based on our current estimates, the application of generally accepted accounting principles to account for the rights offering, the conversion of the notes held by the General Atlantic Investors, the Cheung Kong Investors and the 2004 Investors into Series E preferred stock, the amendment of the terms of our Series D preferred stock and the issuance of Series E preferred stock in exchange for some outstanding shares of Series D preferred stock will cause us to record charges that increase our net loss attributable to common shares. Because these charges will be based in part on the fair value of our common stock and the Series E preferred stock on the date or dates the Series E preferred stock is issued, and on the fair value of the Series D preferred stock on the date its rights and preferences are modified, we are only able to estimate the amount of the charges that will occur. Assuming that these transactions occurred on November 18, 2003, except for the issuance of the 10% convertible secured notes which occurred on November 26, 2003, January 16, 2004 and March 9, 2004, and the estimated fair market values of the common stock, the Series E preferred stock and the Series D preferred stock on such dates, we estimate that one-time charges would total approximately $55.0 million to be recorded in the period that shareholders approve the transactions, and that additional charges totaling $3.2 million would be recorded over the four-year redemption period of the Series E preferred stock if all 14 million shares of Series E preferred stock are purchased in the rights offering. A change in the fair value of our common stock, or our Series E preferred stock, as of the date or dates we issue the Series E preferred stock, or our Series D preferred stock, as of the date we amend the terms of the Series D preferred stock, would cause these estimates to vary.


  IN ORDER TO COMPLY WITH THE NASD VOTING RULES, THE VOTING POWER OF THE SERIES E PREFERRED STOCK MAY BE IMPAIRED.


     NASD Marketplace Rule 4351 prohibits issuers from creating a new class of securities that votes at a higher rate than an existing class of securities or from taking any other corporate action that disparately reduces or restricts the voting rights of existing shareholders. Accordingly, the voting rights attributable to the Series E preferred stock may not exceed their relative investment based on the greater of our overall book or market value determined as of the date we first entered into a definitive agreement to issue the Series E preferred stock or the date we first issue the Series E preferred stock. The voting rights for each share of Series E preferred stock will be determined by using a formula which will be the sum of $1.50 plus all accrued dividends for such share divided by the "voting conversion amount." In order to comply with the NASD voting rule, the voting conversion amount will be equal to the lower of:



     - $1.70 (the most recent closing bid price of our common stock as of November 18, 2003, the date we first agreed to issue the Series E preferred stock),



     - the most recent closing bid price of our common stock as of the date the Series E preferred stock is first issued, and



     - the average closing bid prices of our common stock for the five trading days prior to the date the Series E preferred stock is first issued, though the conversion amount will not be less than $1.50. Accordingly, the extent of any impairment to the voting rights of the holders of Series E preferred stock will not be determined until the date the Series E preferred stock is issued, which will be after you have submitted your irrevocable subscription payment if you determine to participate in the rights offering.

  THE USE OF OUR NET OPERATING LOSSES COULD BE LIMITED IF WE UNDERGO AN OWNERSHIP CHANGE UPON EXERCISE OF THE SUBSCRIPTION RIGHTS.

     If the exercise of the subscription rights causes us to undergo an "ownership change" for federal income tax purposes (i.e., an increase by more than 50% of the amount of stock held by one or more of our 5% shareholders during the past 3 years), our use of our pre-change net operating losses will generally be limited annually to the product of the long-term tax-exempt rate (currently 4.58%) and the value of our stock immediately before the ownership change. This could increase our federal income tax liability if we generate taxable income in the future.

  YOU MAY NOT REVOKE YOUR SUBSCRIPTION RIGHTS EXERCISE AND COULD BE COMMITTED TO BUYING SHARES ABOVE THE PREVAILING MARKET VALUE OF OUR COMMON STOCK INTO WHICH THE SERIES E PREFERRED STOCK IS CONVERTIBLE.

     Once you exercise your subscription rights, you may not revoke the exercise and cancel the purchase of the shares in the rights offering. The public trading market price of our common stock may decline before the subscription rights expire. If you exercise your subscription rights and, afterwards, the public trading market price of our common stock decreases below the subscription price, you will have committed to buying shares of our Series E preferred stock at a price above the prevailing market value of our common stock into which the Series E preferred stock is convertible. Moreover, you may be unable to sell your shares of Series E preferred stock at a price equal to or greater than the subscription price you paid for such shares.

  IF AN ACTIVE TRADING MARKET DOES NOT DEVELOP FOR THE SERIES E PREFERRED STOCK, THE TRADING PRICE AND LIQUIDITY OF THE SERIES E PREFERRED STOCK MAY BE ADVERSELY AFFECTED.


     The Series E preferred stock issuable upon exercise of the rights will not be listed on any securities exchange or the Nasdaq National Market or included on any automated quotation system. We know of no party that currently intends to make a market in the Series E preferred stock. An active trading market for the Series E preferred stock may not develop or may not be sustained. If a market does not develop, or the trading market is not sustained, you may be unable to sell your shares of Series E preferred stock or unable to sell your shares at a price that is satisfactory to you. Future trading prices will also depend on many factors, including, among others, our operating results, the price of our common stock and the market for similar securities.


  IF WE CANCEL THIS RIGHTS OFFERING, WE WILL NOT HAVE ANY OBLIGATION TO YOU EXCEPT TO RETURN YOUR SUBSCRIPTION PAYMENTS.

     If we elect to terminate this rights offering, we do not have any obligation with respect to the subscription rights except to return, without interest or deduction, any subscription payments we received from you. The subscription agent estimates it will take approximately two business days following the termination of the rights offering and clearance of subscription payments in the subscription agent's account (which may take up to ten business days) to return the subscription payments. Accordingly, if we terminate this rights offering, you will have lost the opportunity to invest your subscription payment in an alternative, and possibly profitable, investment during the time your subscription payment was held by the subscription agent.

  IF YOU DO NOT ACT PROMPTLY OR FAIL TO FOLLOW SUBSCRIPTION INSTRUCTIONS, WE MAY REJECT YOUR EXERCISE OF SUBSCRIPTION RIGHTS.

     Shareholders who desire to purchase shares in this rights offering must act promptly to ensure that all required forms and payments are actually received by the subscription agent prior to 5:00 p.m., New York City time, on , 2004, the expiration time of this rights offering. If you are a beneficial owner of shares, you must act promptly to ensure that your broker, custodian bank or other nominee acts for you and that all required forms and payments are actually
received by the subscription agent prior to           , 2004. We shall not be
responsible if your broker, custodian or nominee fails to ensure that all required forms and payments are actually received by the subscription agent
prior to 5:00 p.m. on           , 2004, the expiration time of this rights
offering. If you fail to complete and sign the required subscription forms, send an incorrect payment amount, or otherwise fail to follow the subscription procedures that apply to your exercise in this rights offering, we may, depending on the circumstances, reject your subscription or accept it only to the extent of the payment received. We do not undertake to contact you concerning an incomplete or incorrect subscription form or payment, nor are we under any obligation to correct such forms or payment. We have the sole discretion to determine whether a subscription exercise properly follows the subscription procedures.

  IF YOU MAKE PAYMENT OF THE SUBSCRIPTION PRICE BY PERSONAL CHECK, YOUR CHECK MUST CLEAR BEFORE THE EXPIRATION TIME OR WE WILL REJECT YOUR EXERCISE OF SUBSCRIPTION RIGHTS.

     Any personal check used to pay for shares to be issued in this rights offering must clear prior to the expiration time of this rights offering, and the clearing process may require five or more business days. If you choose to exercise your subscription rights, in whole or in part, and to pay for shares by personal check and your check has not cleared prior to the expiration time of this rights offering, you will not have satisfied the conditions to exercise your subscription rights and will not receive the shares you attempted to purchase and you will lose the value of your subscription rights.

  EVEN IF YOU EXERCISE YOUR SUBSCRIPTION RIGHTS IN CONNECTION WITH THE RIGHTS OFFERING, YOU MAY BE UNABLE TO PRESERVE YOUR PROPORTIONATE OWNERSHIP INTEREST.


     Even if you fully exercise your basis subscription right, and possibly your over-subscription right, we are not offering a sufficient amount of Series E preferred stock in the rights offering to allow you to restore your proportionate interest prior to the consummation of the transactions contemplated by the convertible note purchase and exchange agreement with the General Atlantic Investors and the Cheung Kong Investors and the January 2004 and March 2004 private placements. Overall, as of March 15, 2004, prior to the consummation of these transactions, the holders of common stock beneficially owned approximately 55.6% of our securities. Following consummation of these transactions, and assuming the holders of common stock subscribe for all 14 million shares of Series E preferred stock in the rights offering, the current holders of common stock would beneficially own approximately 26.5% of our outstanding securities.


  OUR POSITION REGARDING THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE RECEIPT OF THE SUBSCRIPTION RIGHTS MAY NOT BE SUSTAINED BY THE INTERNAL REVENUE SERVICE.


     Our position for U.S. federal income tax purposes is that holders of our common stock should not recognize taxable income upon the receipt of the subscription rights. However, if the Internal Revenue Service does not agree with our position, your receipt of the rights may be a taxable event to you. See "Material United States Federal Income Tax Consequences," beginning on page 43.


RISKS RELATING TO OUR COMMON STOCK

     Because the Series E preferred stock will be convertible into shares of our common stock, there are risks relating to securities markets and the market price of our common stock that you should consider when deciding whether to exercise your rights.

  THE CONVERSION OF OUR PREFERRED STOCK WOULD RESULT IN A SUBSTANTIAL NUMBER OF ADDITIONAL SHARES OF COMMON STOCK OUTSTANDING, WHICH COULD DECREASE THE PRICE OF OUR COMMON STOCK.


     As of March 15, 2004, there were 4,188,587 shares of Series D preferred stock outstanding which were convertible, at the option of the holders, into approximately 16.3 million shares of common stock. If we obtain shareholder approval, we will also be amending the terms of the Series D preferred stock, including the conversion ratio, to increase the number of shares of common stock initially issuable upon conversion of the Series D preferred stock to approximately 44.9 million. In addition, if we obtain shareholder approval at the special meeting of the shareholders, we will be issuing approximately 52.4 million shares of Series E preferred stock which are initially convertible, at the option of the holders, into the same number of shares of shares of common stock. In addition, if all the subscription rights being offered in the rights offering are exercised, the shares of Series E preferred stock issued in the rights offering will initially convert into up to approximately 14.0 million shares of common stock. Accordingly, if we obtain shareholder approval and we sell all the shares of preferred stock offered in the rights offering, our preferred stock will initially be convertible into approximately 111.4 million shares of common stock. Increasing the number of additional shares of common stock that may be sold into the market by this amount could substantially decrease the price of our common stock.


  AS THE PREFERRED STOCK ACCRUES DIVIDENDS, THE NUMBER OF SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION WILL INCREASE, WHICH MAY INCREASE THE DILUTION TO OUR HOLDERS OF COMMON STOCK AND FURTHER DECREASE THE PRICE OF OUR COMMON STOCK.


     Currently, shares of Series D preferred stock accrue dividends at a compounded annual rate of 8%. If the maximum amount of dividends were to accrue to the Series D preferred stock prior to the automatic call for redemption date, a total of approximately 20.3 million shares of common stock, or an additional
4.0 million shares, would be issuable upon conversion. If our shareholders approve the amendment to the terms of the Series D preferred stock and we issue approximately 66.4 million shares of Series E preferred stock, all of which will accrue dividends at a rate of 5 3/4% per year, and the maximum amount of dividends accrue prior to the automatic call for redemption date, the number of shares of common stock issuable upon conversion of our preferred stock will increase by approximately 25.8 million shares to approximately 137.2 million shares.


  OUR PREFERRED STOCK CARRIES A SUBSTANTIAL LIQUIDATION PREFERENCE, WHICH COULD SIGNIFICANTLY IMPACT THE RETURN TO COMMON EQUITY HOLDERS UPON AN ACQUISITION.


     In the event of liquidation, dissolution, winding up or change of control of Critical Path, the holders of Series E preferred stock would be entitled to receive $1.50 per share of Series E preferred stock plus all accrued dividends on such share before any proceeds from the liquidation, dissolution or winding up is paid with respect to any other series or class of our capital stock. Accordingly, if we obtain stockholder approval for the transactions contemplated by the convertible note purchase and exchange agreement and the January 2004 and March 2004 private placements, the approximately 52.4 million shares of Series E preferred stock that will be outstanding will initially have an aggregate liquidation preference of approximately $78.7 million. If all 14 million additional shares of Series E preferred stock are purchased pursuant to the rights offering, the initial aggregate liquidation preference of the Series E preferred stock will increase to approximately $99.7 million. The aggregate amount of the preference will increase as the shares of Series E preferred stock accrue dividends at a simple annual rate of 5 3/4%. After all of the then outstanding shares of Series E preferred stock have received payment of their liquidation preference, the holders of Series D preferred stock would be entitled to receive, at a minimum, $13.75 per share of Series D preferred stock plus all accrued dividends on such share before any proceeds from the liquidation, dissolution or winding up is paid to holders of our common stock. As of March 15, 2004, the shares of Series D preferred stock have an aggregate initial liquidation preference of approximately $68.6 million, which, as amended, will increase on a daily basis at an annual rate of 5 3/4%. As amended, the shares of Series D preferred stock have a maximum aggregate initial liquidation preference of approximately $91 million. If we are acquired before the fourth anniversary of the date the shares of Series E preferred stock are first issued, the holders of Series D preferred stock will be entitled to receive an initial preference payment equal to approximately $91 million, regardless of the amount of dividends accrued at the time of the acquisition. Holders of our common stock will not receive any proceeds from a liquidation, winding up or dissolution, including from a change of control, until after the liquidation preferences of the our Series E preferred stock and our Series D preferred stock are paid in full. Consequently, a change in control or the sale of all or substantially all of the shares of Critical Path may likely result in all or substantially all of the proceeds of such transaction being distributed to the holders of our Series E preferred stock and Series D preferred stock, in which case none of the proceeds would be distributed to the holders of our common stock.


     From time to time we engage in discussions with or receive proposals from third parties relating to potential acquisitions or strategic transactions that could constitute a change of control. We will in the future continue to evaluate potential business combinations or strategic transactions which, if consummated, may constitute a change of control and trigger the liquidation preferences described above.

  THE ISSUANCE OF OUR SERIES E PREFERRED STOCK TO THE GENERAL ATLANTIC INVESTORS AND THE CHEUNG KONG INVESTORS UPON CONVERSION OF THEIR CONVERTIBLE NOTES AND THE AMENDMENT OF THE TERMS OF THE SERIES D PREFERRED STOCK WILL RESULT IN SIGNIFICANT EQUITY OWNERSHIP BY THE GENERAL ATLANTIC INVESTORS AND THE CHEUNG KONG INVESTORS, WHICH MAY LIMIT THE ABILITY OF OUR OTHER SHAREHOLDERS TO INFLUENCE SIGNIFICANT CORPORATE DECISIONS WHICH COULD DELAY OR PREVENT A CHANGE OF CONTROL OR DEPRESS OUR STOCK PRICE.


     If we obtain shareholder approval and convert the notes held by the General Atlantic Investors and the Cheung Kong Investors into Series E preferred stock and amend the terms of our Series D preferred stock, which are conditions to the consummation of the rights offering, the General Atlantic Investors will beneficially own approximately 30.0% of our outstanding securities (which represents 20.8% of the voting power) and the Cheung Kong Investors will beneficially own approximately 26.3% of our outstanding securities (which represents 27.8% of the voting power). In addition, the General Atlantic Investors have the right, but not the obligation, to purchase 55% of the shares of Series E preferred stock not subscribed for by the holders of our common stock and the Cheung Kong Investors have the right, but not the obligation, to purchase 45% of the shares of Series E preferred stock not subscribed for by the holders of our common stock. Further, the General Atlantic Investors and the Cheung Kong Investors have the right to purchase shares of Series E preferred stock, if any, not purchased by the other. Accordingly, the percentage ownership of the General Atlantic Investors and the Cheung Kong Investors may increase as a result of the rights offering. In addition, the holders of our Series D preferred stock, which is controlled by the General Atlantic Investors, are entitled to elect one director and, upon consummation of the transactions contemplated by the convertible note purchase and exchange agreement, the Cheung Kong Investors will have the right to elect one director. As a result, the General Atlantic Investors and the Cheung Kong Investors, although not affiliated, will have the ability, acting together, to control the outcome of shareholder votes, including votes concerning the election of a majority of our directors, approval of merger transactions involving us, the sale of all or substantially all of our assets or other business combination transactions, charter and bylaw amendments and other significant corporate actions, which could delay or prevent a change in control or depress our stock price.


 THE ISSUANCE OF OUR SERIES E PREFERRED STOCK TO THE GENERAL ATLANTIC INVESTORS AND THE CHEUNG KONG INVESTORS UPON CONVERSION OF THEIR CONVERTIBLE NOTES AND THE AMENDMENT OF THE TERMS OF THE SERIES D PREFERRED STOCK WILL RESULT IN SIGNIFICANT EQUITY OWNERSHIP BY THE GENERAL ATLANTIC INVESTORS AND THE CHEUNG KONG INVESTORS, WHICH MAY RESULT IN POTENTIAL CONFLICTS OF INTERESTS, WHICH COULD ADVERSELY AFFECT THE HOLDERS OF OUR COMMON STOCK, DELAY A CHANGE IN CONTROL AND DEPRESS OUR STOCK PRICE.

     The significant equity ownership by each of the General Atlantic Investors and the Cheung Kong Investors could create conflicts of interest between these majority shareholders and our other shareholders and between the General Atlantic Investors and the Cheung Kong Investors. For example, the General Atlantic Investors and the Cheung Kong Investors can approve a change in control transaction in order to receive payment of their liquidation preference even if our other shareholders oppose the transaction, which could depress the price of our common stock. Alternatively, the General Atlantic Investors and the Cheung Kong Investors may prevent or delay a corporate transaction that is favored by our other shareholders. In addition, it is also possible that the risk that the General Atlantic Investors and the Cheung Kong Investors may disagree on approving a significant corporate transaction, for example a change in control transaction, could depress our stock price, limit the number of potential investors willing to pursue such a transaction with us or limit the price that investors might be willing to pay in the future for shares of our common stock.


  WE MAY NOT BE ABLE TO MAINTAIN OUR LISTING ON THE NASDAQ NATIONAL MARKET, AND IF WE FAIL TO DO SO, THE PRICE AND LIQUIDITY OF OUR COMMON STOCK MAY DECLINE.


     The Nasdaq Stock Market has quantitative maintenance criteria for the continued listing of common stock on the Nasdaq National Market. The current requirements affecting us include (i) having total assets of at least $50 million, (ii) having total revenue of $50 million, and (iii) maintaining a minimum closing bid price per share of $1.00. On December 23, 2002, The Nasdaq Stock Market Inc. issued a letter to the Company that it was not in compliance with the minimum closing bid price requirement and, therefore, faced delisting proceedings. Since that time, we have worked with The Nasdaq Stock Market in an effort to maintain our listing. On July 24, 2003, The Nasdaq Stock Market notified us that we had regained compliance with the requirements for continued listing. Nevertheless, we may not be able to comply with the quantitative or quantitative maintenance criteria or any of the Nasdaq National Market's listing requirements or other rules, or other markets listing requirements to the extent our stock is listed elsewhere, in the future. For instance, if we were to issue a large number of shares of common stock, or securities convertible into shares of our common stock, the price per share of the common stock could fall. If we fail to maintain continued listing on the Nasdaq National Market and must move to a market with less liquidity, our stock price would likely further decline. If we are delisted, it could have a material adverse effect on the market price of, and the liquidity of the trading market for, our common stock.


  OUR STOCK PRICE HAS DEMONSTRATED VOLATILITY AND OVERALL DECLINES DURING RECENT QUARTERS AND CONTINUED VOLATILITY IN THE STOCK MARKET MAY CAUSE FURTHER FLUCTUATIONS AND/OR DECLINE IN OUR STOCK PRICE.

     The trading price of our common stock has been and may continue to experience volatility, wide fluctuations and declines. For example, during the fourth quarter of 2003, the closing sale prices of our common stock on the Nasdaq National Market ranged from $1.26 on December 29, 2003 to $3.21 on October 31, 2003 and November 3, 2003. Our stock price may further decline or fluctuate in response to any number of factors and events, such as announcements related to technological innovations, intense regulatory scrutiny and new corporate and securities and other legislation, strategic and sales relationships, new product and service offerings by us or our competitors, litigation outcomes, changes in senior management, changes in financial estimates and recommendations of securities analysts, the operating and stock price performance of other companies that investors may deem comparable, news reports relating to trends in our markets and the market for our stock, media interest in accounting scandals and corporate governance questions, overall market conditions and domestic and international economic factors unrelated to our performance. In addition, the stock market in general, particularly with respect to technology stocks, has experienced extreme volatility and a significant cumulative decline in recent quarters. This volatility and decline has affected many companies, including our company, irrespective of the specific operating performance of such companies. These broad market influences and fluctuations may adversely affect the price of our stock, and our ability to remain listed on the Nasdaq National Market, regardless of our operating performance or other factors.

RISKS RELATED TO OUR BUSINESS


  OUR CASH RESOURCES LOCATED IN ACCOUNTS OUTSIDE OF THE UNITED STATES ARE NOT READILY AVAILABLE FOR OUR DOMESTIC OPERATIONS.



     We face restrictions on our ability to use cash that we currently hold outside of the United States for purposes other than the operation of each of our respective foreign subsidiaries that hold such cash. For example, our ability to use cash held in our German subsidiary for any reason other than the operation of this subsidiary may result in certain tax liabilities and are subject to local laws that could prevent the transfer of cash from Germany to any other foreign or domestic account. At December 31, 2003, approximately $7.6 million was held outside of the United States. Our inability to utilize this cash could slow our ability to grow our business and reach our business objectives. We may also be forced to incur certain costs, such as tax liabilities, to be able to use this cash for domestic operations, which could cause our expenses to increase and our operating results to decline.


  DUE TO OUR EVOLVING BUSINESS STRATEGY AND THE NATURE OF THE MESSAGING AND DIRECTORY INFRASTRUCTURE MARKET, OUR FUTURE REVENUES ARE UNPREDICTABLE AND OUR QUARTERLY OPERATING RESULTS MAY FLUCTUATE.


     We cannot accurately forecast our revenues as a result of our evolving business strategy and the emerging nature of the Internet messaging infrastructure market. Forecasting is further complicated by recent strategic and operational restructurings, as well as significant fluctuations in license revenues as a percentage of total revenues from 30% in 2001 to 40% in 2002 and 31% in 2003. Our revenues in some past quarters fell and could continue to fall short of expectations if we experience delays or cancellations of even a small number of orders. We often offer volume-based pricing, which may affect our operating margins. A number of factors are likely to cause fluctuations in operating results, including, but not limited to:


     - the demand for licensed solutions for messaging, and identity management products;

     - the demand for outsourced messaging services generally and the use of messaging and identity management infrastructure products and services in particular;

     - our ability to attract and retain customers and maintain customer satisfaction;

     - our ability to attract and retain qualified personnel with industry expertise, particularly sales personnel;

     - the ability to upgrade, develop and maintain our systems and infrastructure and to effectively respond to the rapid technology change of the messaging and identity management infrastructure market;

     - the budgeting and payment cycles of our customers and potential customers;

     - the amount and timing of operating costs and capital expenditures relating to expansion of business and infrastructure;

     - our ability to quickly handle and alleviate technical difficulties or system outages;

     - the announcement or introduction of new or enhanced services by competitors;

     - general economic and market conditions and their affect on our operations and the operations of our customers; and


     - the effect of war, terrorism and any related conflicts or similar events worldwide.



     In addition to the factors set forth above, operating results have been and will continue to be impacted by the extent to which we incur non-cash charges associated with stock-based arrangements with employees and non-employees. In particular, during the year ended December 31, 2002 and the year ended December 31, 2003, we incurred stock-based compensation expense of $10.0 million and $85,000, respectively, relating to the grant of options and warrants to employees and non-employees in prior years. As of March 31, 2003, we had recognized all stock-based compensation related to these prior grants. We incurred non-cash charges of $181,000 during the year ended December 31, 2003, associated with the acceleration of vesting of stock options and the extension of stock options exercise periods in connection with employee terminations. Grants of options and warrants also may be dilutive to existing shareholders.


     Our revenues and operating results have declined and could continue to decline as a result of the elimination of product or service offerings through termination, sale or other disposition. Future decisions to eliminate, revise or limit any other offerings of a product or service would involve other factors that could cause our revenues to decline and our expenses to increase, including the expenditure of capital, the realization of losses, further reductions in our workforce, facility consolidation or the elimination of revenues along with the associated costs.

     As a result of the foregoing, we do not believe that period-to-period comparisons of operating results are a good indication of future performance. It is likely that operating results in some quarters will be below market expectations. In this event, the price of our common stock is likely to prove volatile and/or subject to further declines.

  IF WE FAIL TO IMPROVE OUR SALES AND MARKETING RESULTS, WE MAY BE UNABLE TO GROW OUR BUSINESS, WHICH COULD CAUSE OUR OPERATING RESULTS TO DECLINE.

     Our ability to increase revenues will depend on our ability to continue successfully to recruit, train and retain experienced and effective sales and marketing personnel and for our personnel to achieve results once they are employed with us. Competition for experienced and effective personnel in certain markets is intense and we may not be able to hire and retain personnel with relevant experience. The complexity and implementation of our messaging and identity management infrastructure products and services require highly trained sales and marketing personnel to educate prospective customers regarding the use and benefits of our services. Current and prospective customers, in turn, must be able to educate their end-users. Any delays or difficulties encountered in our staffing and training efforts would impair our ability to attract new customers and enhance our relationships with existing customers, and ultimately, grow revenues. This would also adversely impact the timing and extent of our revenues from quarter to quarter and overall or could jeopardize sales altogether. Because we have experienced turnover in our sales force and have fewer resources than many of our competitors, our sales and marketing organizations may not be able to compete successfully against the sales and marketing organizations of our competitors. Moreover, our competitors frequently have larger and more established sales forces calling upon potential enterprise customers with more frequency. In addition, certain of our competitors have longer and closer relationships with the senior management of enterprise customers who decide whose technologies and solutions to deploy. If we do not successfully operate and grow our sales and marketing activities, our revenues and operating results could decline and the price of our common stock could continue to decline.

  WE HAVE EXPERIENCED SIGNIFICANT TURNOVER OF SENIOR MANAGEMENT AND OUR CURRENT EXECUTIVE MANAGEMENT TEAM HAS BEEN TOGETHER FOR A LIMITED TIME, WHICH COULD SLOW THE GROWTH OF OUR BUSINESS AND CAUSE OUR OPERATING RESULTS TO DECLINE.


     Throughout 2002, 2003 and the early part of 2004, we announced a series of changes in our management that included the departure of many senior executives, and there have also been many changes in our board of directors. Many of the members of our current board of directors and senior executives joined us in 2003 and 2004, and we may continue to make additional changes to our senior management team. Our chief financial officer, James Clark, joined us on February 4, 2004. Because of these changes, our management team has not worked together as a group for a significant length of time and may not be able to work together effectively to successfully execute on revenue goals, implement our strategies and manage our operations. If our management team is unable to accomplish our business objectives, our ability to grow our business and successfully meet operational challenges could be severely impaired. We do not have long-term employment agreements with any of our executive officers. It is possible that this high turnover at our senior management levels may also continue for a variety of reasons. The loss of the services of one or more of our key senior executive officers could also affect our ability to successfully implement our business objectives which could slow the growth of our business and cause our operating results to decline.


  WE DEPEND ON STRATEGIC RELATIONSHIPS AND THE LOSS OF ANY KEY STRATEGIC RELATIONSHIPS COULD REDUCE OUR ABILITY TO SELL OUR PRODUCTS AND SERVICES AND OUR REVENUES TO DECLINE.

     We depend on strategic relationships to expand distribution channels and opportunities and to undertake joint product development and marketing efforts. Our ability to increase revenues depends upon aggressively marketing our services through new and existing strategic relationships. In the third quarter of

2002, we entered into certain partnership agreements in our hosted messaging business with the Hewlett-Packard Company for the development and marketing of a complete managed messaging solution. In coming quarters we will continue to invest heavily in this relationship and make changes in our operations, including completion of the outsourcing of our data operations, to accommodate the integration of this partnership. To the extent this integration does not proceed as anticipated or the anticipated benefits of this partnership are not borne out, our revenues may not reach the level expected from the amount of capital we have invested in this relationship and our financial results may decline. In addition, if service levels are not adequate in connection with the outsourcing of our data centers, our customers may terminate agreements and our revenues will decline. We have also invested heavily and continue to invest in this model of hosted services operations. To the extent this strategic decision and the business relationships surrounding its execution do not prove profitable and productive, our revenues and financial results could decline. We also depend on a broad acceptance of our software and outsourced messaging services on the part of potential resellers and partners and our acceptance as a supplier of outsourced messaging solutions. We also depend on joint marketing and product development through strategic relationships to achieve further market acceptance and brand recognition. Our agreements with strategic partners typically do not restrict them from introducing competing services. These agreements typically are for terms of one to three years, and automatically renew for additional one-year periods unless either party gives prior notice of its intention to terminate the agreement. In addition, these agreements are terminable by our partners without cause, and some agreements are terminable by us, upon a period of 30 to 120 days notice. Most of our hosted customer agreements also provide for the partial refund of fees paid or other monetary penalties in the event that our services fail to meet defined minimum performance standards. Distribution partners may choose not to renew existing arrangements on commercially acceptable terms, or at all. In addition to strategic relationships, we also depend on the ability of our customers aggressively to sell and market our services to their end-users. If we lose any strategic relationships, fail to renew these agreements or relationships, fail to fully exploit our relationships, or fail to develop new strategic relationships, we could encounter increased difficulty in selling our products and services.

  A LIMITED NUMBER OF CUSTOMERS ACCOUNT FOR A HIGH PERCENTAGE OF OUR REVENUES AND IF WE LOSE A MAJOR CUSTOMER OR ARE UNABLE TO ATTRACT NEW CUSTOMERS, REVENUES COULD DECLINE.


     We expect that sales of our products and services to a limited number of customers will continue to account for a high percentage of our revenue for the foreseeable future. For example, for the year ended December 31, 2003, our top 10 customers accounted for approximately 27% of our total revenues. Similarly, for the year ended December 31, 2002, our top 10 customers accounted for approximately 31% of our total revenues and, for the year ended December 31, 2001, our top 10 customers accounted for approximately 20% of our total revenues. Our future success depends on our ability to retain our current customers, and to attract new customers, in our target markets. The loss of one or several major customers, whether through termination of agreements, acquisitions or bankruptcy, could significantly reduce our revenues. Our agreements with our customers typically have terms of one to three years often with automatic one-year renewals and can be terminated without cause upon certain notice periods that vary among our agreements and range from a period of 30 to 120 days notice.



     In addition, a number of our customers, particularly for our hosted services business and in the technology industry, have also suffered from falling revenue. Especially in the telecommunications industry, which represented 53% of the revenues from our top 10 customers for the year ended December 31, 2003. Similarly, customers in the telecommunications industry accounted for 44% of revenues from our top 10 customers for the year ended December 31, 2002 and for 55% of revenues from our top 10 customers for the year ended December 31, 2001. The relative financial performance of our customers will continue to impact our sales cycles and our ability to attract new business. Worldwide technology spending has also decreased in recent quarters across all industries. If our customers terminate their agreements for any reason before the end of the contract term, the loss of the customer could reduce our current and future revenues. Also, if we are unable to enter into agreements with new customers and develop business with our existing customers, our business will not grow and we will not generate additional revenues.

  IF WE ARE UNABLE TO SUCCESSFULLY COMPETE IN OUR PRODUCT MARKET, OUR ABILITY TO RETAIN OUR CUSTOMERS AND ATTRACT NEW CUSTOMERS COULD DECLINE.


     Because we have a variety of messaging and directory infrastructure products and services, we encounter different competitors at each level of our products and services. Our primary competitors for service providers seeking insourced or outsourced product-based solutions are Sun Microsystems' iPlanet, OpenWave Systems, Inc., Mirapoint, Inc., Oracle Corporation, Microsoft Corporation and IBM Corporation's Lotus Division. In the enterprise eBusiness directory category, we compete primarily with iPlanet, Microsoft Corporation and Novell Corporation, and our competitors in the meta-directory market are iPlanet, Microsoft, Novell and Siemens Corporation. Our competitors for corporate customers seeking outsourced hosted messaging solutions are e-mail service providers, such as CommTouch, Easylink Services Corporation (formerly Mail.com), USA.Net and application service providers who offer hosted communications services and hosted Microsoft Exchange services. If we are unable to successfully compete in our product market, our ability to retain our customers and attract new customers could decline.


  WE BELIEVE THAT SOME OF THE COMPETITIVE FACTORS AFFECTING THE MARKET FOR MESSAGING AND IDENTITY MANAGEMENT INFRASTRUCTURE SOLUTIONS INCLUDE:

     - breadth of platform features and functionality of our offerings and the sophistication and innovation of competitors;

     - total cost of ownership and operation;

     - scalability, reliability, performance and ease of expansion and upgrade;

     - ease of integration to customers' existing systems; and

     - flexibility to enable customers to manage certain aspects of their systems internally and leverage outsourced services in other cases when resources, costs and time to market reasons favor an outsourced offering.

     We believe competition will continue to be fierce and further increase as current competitors aggressively pursue customers, increase the sophistication of their offerings and as new participants enter the market. Many of our current and potential competitors have longer operating histories, larger customer bases, greater brand recognition and significantly greater financial, marketing and other resources than we do and may enter into strategic or commercial relationships with larger, more established and better-financed companies. Any delay in our development and delivery of new services or enhancement of existing services would allow our competitors additional time to improve their service or product offerings, and provide time for new competitors to develop and market messaging and directory infrastructure products and services and solicit prospective customers within our target markets. Increased competition could result in pricing pressures, reduced operating margins and loss of market share, any of which could cause our financial results to decline.

  WE MAY NOT BE ABLE TO RESPOND TO THE RAPID TECHNOLOGICAL CHANGE OF THE MESSAGING AND IDENTITY MANAGEMENT INFRASTRUCTURE INDUSTRY.

     The messaging and identity management infrastructure industry is characterized by rapid technological change, changes in user and customer requirements and preferences, and the emergence of new industry standards and practices that could render our existing services, proprietary technology and systems obsolete. We must continually develop or introduce and improve the performance, features and reliability of our services, particularly in response to competitive offerings. Our success depends, in part, on our ability to enhance our existing email and messaging services and to develop new services, functionality and technology that address the increasingly sophisticated and varied needs of prospective customers. If we do not properly identify the feature preferences of prospective customers, or if we fail to deliver email features that meet the standards of these customers, our ability to market our service successfully and to increase revenues could be impaired. The development of proprietary technology and necessary service enhancements entails significant technical and business risks and requires substantial expenditures and lead-time. We may not be able to keep pace with the latest technological developments. We may also be unable to use new technologies effectively or adapt services to customer requirements or emerging industry standards.

  OUR SALES CYCLE IS LENGTHY, AND ANY DELAYS OR CANCELLATIONS IN ORDER IN A PARTICULAR QUARTER COULD CAUSE OUR OPERATING RESULTS TO BE BELOW EXPECTATIONS WHICH MAY CAUSE OUR STOCK PRICE TO DECLINE.

     Because we sell complex and sophisticated technology, our sales cycle, in particular with respect to our software solutions, can be long and unpredictable, often taking between four to 18 months. Because of the nature of our product and service offerings it can take many months of customer education and product evaluation before a purchase decision is made. In addition, many factors can influence the decision to purchase our product and service offerings including budgetary restraints and decreases in capital expenditures, quarterly fluctuations in operating results of customers and potential customers, the emerging and evolving nature of the internet-based services and wireless services markets. Furthermore, general global economic conditions, and weakness in global securities markets, continuing recessionary spending levels, and a protracted slowdown in technology spending in particular, have further lengthened and affected our sales cycle. Such factors have led to and could continue to lead to delays and postponements in purchasing decisions and in many cases cancellations of anticipated orders. Any delay or cancellation in sales of our products or services could cause our operating results to be lower than those projected and cause our stock price to decline.

  FAILURE TO RESOLVE PENDING SECURITIES CLAIMS AND OTHER MATERIAL LAWSUITS MAY LEAD TO CONTINUED COSTS AND EXPENSES AND INCREASED DOUBTS FROM EXISTING AND POTENTIAL CUSTOMERS AND INVESTORS AS TO OUR PROSPECTS, WHICH COULD CAUSE OUR REVENUES AND OUR STOCK PRICE TO DECLINE.

     We are a defendant in a shareholder lawsuit filed in San Diego Superior Court by shareholders of one of our former customers alleging we participated in fraudulent transactions to inflate artificially revenues of that customer. We are also a defendant in a number of securities class action lawsuits filed in the U.S. District Court for the Southern District of New York, alleging that prospectuses under which securities were sold contained false and misleading statements with respect to discounts and commissions received by underwriters. Should these lawsuits linger for a long period of time, whether ultimately resolved in our favor or not, or further lawsuits be filed against us, coverage limits of our insurance or our ability to pay such amounts may not be adequate to cover the fees and expenses and any ultimate resolution associated with such litigation. Likewise, we may not be able to conclude or settle such litigation on terms that coincide with the coverage limits of our insurance or ability to pay upon any final determination. It is also likely that our insurance may not cover some or all of the claims alleged in the pending lawsuits, which would require us, rather than our insurance carrier, to pay all or some of the expenses and damages, if any, relating to these claims. The size of these payments, individually or in the aggregate, could seriously impair our cash reserves and financial condition. The continued defense of these lawsuits also could result in continued diversion of our management's time and attention away from business operations, which could cause our financial results to decline. A failure to resolve definitively current or future material litigation in which we are involved or in which we may become involved in the future, regardless of the merits of the respective cases, could also cast doubt as to our prospects in the eyes of our customers, potential customers and investors, which could cause our revenues and stock price to further decline.

  LINGERING EFFECTS OF THE RECENT SEC INVESTIGATION COULD CAUSE FURTHER DISRUPTION IN OUR OPERATIONS AND LEAD TO A DECLINE IN OUR FINANCIAL RESULTS.


     In 2001, the SEC investigated us and certain of our former officers and directors related to non-specified accounting matters, financial reports, other public disclosures and trading activity in our stock. In February 2002, the SEC concluded the investigation as to us. We consented, without admitting or denying liability, to a cease and desist order and an administrative order for violation of certain non-fraud provisions of the federal securities laws. In addition, since then the SEC and the Department of Justice charged five former employees with various violations of the securities laws. We believe that the investigation continues with respect to a number of other former executives and employees and expect that such investigation may result in further charges against former employees although we do not know the status of such investigation. Despite the conclusion of the investigation of us, lingering concerns about these actions have nevertheless cast doubt on our future in the eyes of customers and investors. In addition, a number of recent arrests, allegations and investigations in connection with accounting improprieties, insider trading and fraud at other public companies have created investor uncertainty and scrutiny in general as to the stability and veracity of public companies' financial statements. Such lingering doubts stemming from our past accounting restatements and such general market uncertainty could cause the price of our common stock to continue to fluctuate and/or decline further.


  OUR FAILURE TO CAREFULLY MANAGE EXPENSES AND GROWTH COULD REQUIRE US TO USE SUBSTANTIAL RESOURCES AND CAUSE OUR OPERATING RESULTS TO DECLINE.

     In the past, our management of operational expenses, including the restructurings of our operations, and the growth of our business have placed significant strains on managerial, operational and financial resources and contributed to our history of losses. In addition, to manage any future growth and profitability, we may need to improve or replace our existing operational, customer service and financial systems, procedures and controls. Any failure to properly manage these systems and procedural transitions could impair our ability to attract and service customers, and could cause us to incur higher operating costs and delays in the execution of our business plan. If we cannot manage growth and expenses effectively, our business and operating results could decline.

  LIMITATIONS OF OUR DIRECTOR AND OFFICER LIABILITY INSURANCE MAY CAUSE US TO USE OUR CAPITAL RESOURCES, WHICH COULD CAUSE OUR FINANCIAL RESULTS TO DECLINE OR SLOW OUR GROWTH.


     Our current director and officer liability insurance, which was put in place in March 2003, and continues through March 2004, may not be adequate for the liabilities and expenses potentially incurred in connection with current and future claims. To the extent liabilities, expenses or settlements exceed the limitations or are outside of the scope of coverage, our business and financial condition could materially decline.



     Under California law, in connection with our charter documents and indemnification agreements we entered into with our executive officers and directors, we must indemnify our current and former officers and directors to the fullest extent permitted by law. The indemnification covers any expenses and liabilities reasonably incurred in connection with the investigation, defense, settlement or appeal of legal proceedings. We have made payments and may continue to make payments in connection with the indemnification of officers and directors in connection with lawsuits and possibly pending investigations. See "Lingering effects of the recent SEC investigations could cause further disruption in our operations and lead to a decline in our financial results" on page 13. However, it is unlikely that our director and officer liability insurance will be available to cover such payments.


  WE MAY EXPERIENCE DIFFICULTY IN ATTRACTING AND RETAINING KEY PERSONNEL, WHICH MAY NEGATIVELY AFFECT OUR ABILITY TO DEVELOP NEW SERVICES OR RETAIN AND ATTRACT CUSTOMERS.

     The loss of the services of key personnel may create a negative perception of our business and adversely affect our ability to achieve our business goals. Our success also depends on our ability to recruit, retain and motivate highly skilled sales and marketing, operational, technical and managerial personnel. Competition for these people is intense and we may not be able to successfully recruit, train or retain qualified personnel. If we fail to do so, we may be unable to develop new services or continue to provide a high level of customer service, which could result in the loss of customers and revenues. In addition, volatility and declines in our stock price may also affect our ability to retain key personnel, all of whom have been granted stock-based incentive compensation. In recent quarters we have also initiated reductions in our work force and job eliminations to balance the size of our employee base with anticipated revenue levels. Reductions in our workforce could make it difficult to motivate and retain remaining employees or attract needed new employees, and provide distractions affecting our ability to deliver products and solutions in a timely fashion and provide a high level of customer service and support.

     We do not have long-term employment agreements with any of our key personnel. In addition, we do not maintain key person life insurance on our employees and have no plans to do so. The loss of the services of one or more of our current key personnel could make it difficult to successfully implement our business objectives.

  IF WE ARE NOT SUCCESSFUL IN IMPLEMENTING STRATEGIC PLANS FOR OUR OPERATIONS, OUR EXPENSES MAY NOT BE OFFSET BY OUR CORRESPONDING SALES AND OUR FINANCIAL RESULTS COULD SIGNIFICANTLY DECLINE.

     In 2002, we incurred a number of restructuring charges related to the right sizing of our business given market conditions and the current operating environment. These efforts included additional facilities and equipment lease terminations, continuing expense management and headcount reductions. In 2003, we continued to restructure our operations including consolidating some office locations and reducing our global workforce by approximately 175 positions, or approximately 30% of the workforce. We expect to continue to make determinations about the strategic future of our business and operations, and our ability to execute on such plans effectively and to make such determinations prudently could affect our future operations. A failure to execute successfully on such plans and to plan appropriately could cause or expenses to continue to outpace our revenues and our financial condition could significantly decline.

  WE MAY EXPERIENCE A DECREASE IN MARKET DEMAND DUE TO THE SLOWED ECONOMY IN THE UNITED STATES, WHICH HAS BEEN FURTHER STYMIED BY THE CONCERNS OF TERRORISM, WAR AND SOCIAL AND POLITICAL INSTABILITY.


     Economic growth has slowed significantly. In addition, the terrorist attacks in the United States and turmoil and war in the Middle East have increased the uncertainty in the United States economy and may further add to the decline in the United States business environment. The war on terrorism, along with the effects of terrorist attacks and other similar events, and the war in Iraq, could contribute further to the slowdown of the already slumping market demand for goods and services, including digital communications software and services. If the economy continues to decline as a result of the recent economic, political and social turmoil, or if there are further terrorist attacks in the United States or elsewhere, or as a result of war in the Middle East and elsewhere, we may experience decreases in the demand for our products and services, which may cause our operating results to decline.


  WE MAY FACE CONTINUED TECHNICAL, OPERATIONAL AND STRATEGIC CHALLENGES PREVENTING US FROM SUCCESSFULLY INTEGRATING OR DIVESTING ACQUIRED BUSINESSES.


     Acquisitions involve risks related to the integration and management of acquired technology, operations and personnel. In addition, in connection with our strategic restructuring, we elected to divest or discontinue many of the acquired businesses. Both the integration and divestiture of acquired businesses have been and will continue to be complex, time consuming and expensive processes, which may disrupt and distract our management. With respect to integration, we must operate as a combined organization utilizing common information and communication systems, operating procedures, financial controls and human resources practices to be successful. With respect to the divestitures, the timing and transition of those businesses and their customers to other entities has required and will continue to require resources from our legal, finance and corporate development teams as well as expenses associated with the conclusion of those transactions, winding up of entities and businesses. In addition to the added costs of the divestitures, we may not ultimately achieve anticipated benefits and/or cost reductions from such divestitures.


     In the past, due to the significant underperformance of some of our acquisitions relative to expectation, we eliminated certain acquired product or service offerings through termination, sale or other disposition. Such decisions to eliminate or limit our offering of an acquired product or service involved and could continue to include the expenditure of capital, the realization of losses, further reduction in workforce, facility consolidation and the elimination of revenues along with the associated costs, any of which could cause our operating results to decline.

  WE CURRENTLY LICENSE MANY THIRD-PARTY TECHNOLOGIES AND MAY NEED TO LICENSE FURTHER TECHNOLOGIES WHICH COULD DELAY AND INCREASE THE COST OF PRODUCT AND SERVICE DEVELOPMENTS.

     We intend to continue to license certain technologies from third parties and incorporate them into our products and services, including web server technology, virus and anti-spam solutions, storage and encryption technology and billing and customer tracking solutions. The market is evolving and we may need to license additional technologies to remain competitive. We may not be able to license these technologies on commercially reasonable terms or at all. To the extent we cannot license needed technologies or solutions, we may have to devote our resources to the development of such technologies, which could delay and increase the cost of product and service developments.

     In addition, we may fail to integrate successfully any licensed or hosted technology into our services. These third-party in-licenses may expose us to increased risks, including risks related to the integration of new technology, potential patent and copyright infringement issues, the diversion of resources from the development of proprietary technology, and an inability to generate revenues from new technology sufficient to offset associated acquisition and maintenance costs. In addition, an inability to obtain needed licenses could delay product and service development until equivalent technology can be identified, licensed and integrated. Any delays in services or integration problems could hinder our ability to retain and attract customers and cause our business and operating results to suffer.

  CHANGES IN THE REGULATORY ENVIRONMENT FOR THE OPERATION OF OUR BUSINESS OR THOSE OF OUR CUSTOMERS COULD POSE RISKS.


     Few laws currently apply directly to activity on the Internet and the messaging business; however, new laws are proposed and other laws made applicable to Internet communications every year. In particular, the operations of our business faces risks associated with privacy, confidentiality of user data and communications, consumer protection, taxation, content, copyright, trade secrets, trademarks, antitrust, defamation and other legal issues. In particular, legal concerns with respect to communication of confidential data have affected our financial services and health care customers due to newly enacted federal legislation. The growth of the industry and the proliferation of Internet-based messaging devices and services may prompt further legislative attention to our industry and thus invite more regulatory control of our business. The imposition of more stringent protections or new regulations and application of laws to our business could burden our company and those with which we do business. Any decreased generalized demand for our services or the loss of, or decrease, in business by a key partner due to regulation or the expense of compliance with any regulation, could either increase the costs associated with our business or affect revenue, either of which could cause our financial condition or operating results to decline. Certain of our service offerings include operations subject to the Digital Millennium Copyright Act of 1998 and the European Union's recent privacy directives. Our efforts to remain in compliance with DMCA and the EU privacy directives may not be sufficient. New legislation and case law may also affect our products and services and the manner in which we offer them, which could cause our revenues to decline.


     In addition, the applicability of laws and regulations directly applicable to the businesses of our customers, particularly customers in the fields of banking and health care, will continue to affect us. The security of information about our customers' end-users continues to be an area where a variety of laws and regulations with respect to privacy and confidentiality are enacted. As our customers implement the protections and prohibitions with respect to the transmission of end user data, our customers will look to us to assist them in remaining in compliance with this evolving area of regulation. In particular the Gramm-Leach-Bliley Act contains restrictions with respect to the use and protection of banking records for end-users whose information may pass through our system and the Health Insurance Portability and Accountability Act contains provisions that require our customers to ensure the confidentiality of their customers' health care information.

     Finally, the Sarbanes-Oxley Act of 2002 and new rules subsequently implemented by the Securities and Exchange Commission have required changes in corporate governance practices of public companies. In addition to final rules and rule proposals already made by the Securities and Exchange Commission, the Nasdaq Stock Market has adopted revisions to its requirements for listed companies. We are currently reviewing all of our accounting policies and practices, legal disclosure and corporate governance policies under the new legislation, including those related to our relationships with our independent auditors, enhanced financial disclosures, internal controls, board and board committee practices, corporate responsibility and loan practices, and intend fully to comply with such laws. We expect these new rules and regulations to make it more difficult for us to attract and retain qualified executive officers and qualified members of our board of directors, particularly to serve on our various committees of the Board including, in particular, the audit committee. Given the significant turnover of the members of our board of directors and the fact that some members would not qualify as "independent" under the new SEC rules and the listing standards adopted by the Nasdaq Stock Market to which we are subject, it may be difficult for us to maintain sufficient independent directors to comply these new rules and regulations. For instance, we currently do not have a sufficient number of independent directors to constitute a majority of the board or to serve on the audit committee of the board under listing standards that will apply later this year. If we fail to comply, our common stock may be delisted from the Nasdaq National Market. Please see the discussion above titled "We may not be able to maintain our listing on the Nasdaq National Market, and if we fail to do so, the price and liquidity of our common stock may decline."


  WE MAY HAVE LIABILITY FOR INTERNET CONTENT AND WE MAY NOT HAVE ADEQUATE LIABILITY INSURANCE.

     As a provider of messaging and directory services, we face potential liability for defamation, negligence, copyright, patent or trademark infringement and other claims based on the nature and content of the materials transmitted via our services. We do not and cannot screen all of the content generated by our users, and we could be exposed to liability with respect to this content. Furthermore, some foreign governments, such as Germany, have enforced laws and regulations related to content distributed over the Internet that are more strict than those currently in place in the United States. In some instances, we may be subject to criminal liability in connection with Internet content transmission.

     Our current insurance may not cover claims of these types or may not be adequate to indemnify us for all liability that may be imposed. There is a risk that a single claim or multiple claims, if successfully asserted against us, could exceed the total of our coverage limits. There also is a risk that a single claim or multiple claims asserted against us may not qualify for coverage under our insurance policies as a result of coverage exclusions that are contained within these policies. Should either of these risks occur, capital contributed by our shareholders might need to be used to settle claims. Any imposition of liability, particularly liability that is not covered by insurance or is in excess of insurance coverage could result in substantial out-of-pocket costs to us, or could result in the imposition of criminal penalties.

  UNKNOWN SOFTWARE DEFECTS COULD DISRUPT OUR SERVICES AND HARM OUR BUSINESS AND REPUTATION.

     Our software products are inherently complex. Additionally, our product and service offerings depend on complex software, both internally developed and licensed from third parties. Complex software often contains defects or errors in translation, particularly when first introduced or when new versions are released or localized for international markets. We may not discover software defects in our products or that affect new or current services or enhancements until after they are deployed. Despite testing, it is possible that defects may occur in the software. These defects could cause service interruptions, which could damage our reputation or increase service costs, cause us to lose revenue, delay market acceptance or divert development resources.

  UNPLANNED SYSTEM INTERRUPTIONS AND CAPACITY CONSTRAINTS COULD REDUCE OUR ABILITY TO PROVIDE MESSAGING SERVICES AND COULD HARM OUR BUSINESS REPUTATION.

     Our customers have, in the past, experienced some interruptions in our hosted messaging service. We believe that these interruptions will continue to occur from time to time. These interruptions may be due to hardware failures, unsolicited bulk e-mail, or "spam," attacks and operating system failures or other causes beyond our control. Our ability to retain existing customers and attract new customers will suffer and our revenues will decline if we experience frequent or long system interruptions that result in the unavailability or reduced performance of systems or networks or reduce our ability to provide email services. We expect to experience occasional temporary capacity constraints due to unanticipated sharply increased traffic, which may cause unanticipated system disruptions, slower response times, impaired quality and degradation in levels of customer service. If this were to continue to happen, our ability to retain existing customers and attract new customers could suffer dramatically and our revenues would decline.

     We have entered into hosted messaging agreements with some customers that require minimum performance standards, including standards regarding the availability and response time of messaging services. If we fail to meet these standards, our customers could terminate their relationships with us and we could be subject to contractual monetary penalties.

  IF OUR SYSTEM SECURITY IS BREACHED, OUR REPUTATION COULD SUFFER AND OUR REVENUES COULD DECLINE.

     A fundamental requirement for online communications is the secure transmission of confidential information over public networks. Third parties may attempt to breach our security or that of our customers. If these attempts are successful, customers' confidential information, including customers' profiles, passwords, financial account information, credit card numbers or other personal information could be breached. We may be liable to our customers for any breach in security and a breach could harm our reputation. We rely on encryption technology licensed from third parties. Our servers are vulnerable to computer viruses, physical or electronic break-ins and similar disruptions, which could lead to interruptions, delays or loss of data. We may be required to expend significant capital and other resources to license encryption technology and additional technologies to protect against security breaches or to alleviate problems caused by any breach. Failure to prevent security breaches may make it difficult to retain and attract customers and cause us to spend additional resources that could cause our operating results to decline.

  WE RELY ON TRADEMARK, COPYRIGHT, TRADE SECRET LAWS, CONTRACTUAL RESTRICTIONS AND PATENTS TO PROTECT OUR PROPRIETARY RIGHTS, AND IF THESE RIGHTS ARE NOT SUFFICIENTLY PROTECTED, OUR ABILITY TO COMPETE AND GENERATE REVENUE COULD BE HARMED.

     We rely on a combination of trademark, copyright and trade secret laws, contractual restrictions, such as confidentiality agreements and licenses, and patents to establish and protect our proprietary rights, which we view as critical to our success. Our ability to compete and grow our business could suffer if these rights are not adequately protected. Despite the precautionary measures we take, unauthorized third parties may infringe or copy portions of our services or reverse engineer or obtain and use information that we regard as proprietary, which could harm our competitive position and market share. In addition, we have several patents pending in the United States and may seek additional patents in the future. However, the status of United States patent protection in the software industry is not well defined and will evolve as the U.S. Patent and Trademark Office grants additional patents. We do not know if our patent applications or any of our future patent applications will be issued with the scope of the claims sought, if at all, or whether any patents we have received or will receive will be challenged or invalidated.

     Our proprietary rights may not be adequately protected because:

     - laws and contractual restrictions may not prevent misappropriation of our technologies or deter others from developing similar technologies;

     - policing unauthorized use of our products and trademarks is difficult, expensive and time-consuming, and we may be unable to determine the extent of this unauthorized use; and

     - end user license provisions in our contracts that protect us against unauthorized use, copying, transfer and disclosure of the licensed program may be unenforceable.

     In addition, the laws of some foreign countries may not protect proprietary rights to the same extent as do the laws of the United States. Our means of protecting proprietary rights in the United States or abroad may not be adequate and competitors may independently develop similar technology. Additionally, we cannot be certain that our products do not infringe issued patents that may relate to our products. In addition, because patent applications in the United States are not publicly disclosed until the patent is issued, applications may have been filed which relate to our software products.

  OUR RESERVES MAY BE INSUFFICIENT TO COVER RECEIVABLES WE ARE UNABLE TO
  COLLECT.

     We assume a certain level of credit risk with our customers in order to do business. Conditions affecting any of our customers could cause them to become unable or unwilling to pay us in a timely manner, or at all, for products or services we have already provided them. For example, if economic conditions decline or if new or unanticipated government regulations are enacted which affect our customers, they may experience financial difficulties and be unable to pay their bills. In the past, we have experienced significant collection delays from certain customers, and we cannot predict whether we will continue to experience similar or more severe delays in the future. In particular, some of our customers are suffering from the general weakness in the economy and among technology companies in particular. Any reserves that we may establish to cover losses due to delays in their inability to pay may not be sufficient to cover our losses. If losses due to delays or inability to pay are greater than our reserves, our capital resources may not be sufficient to meet our operating needs and our business could suffer.

  IF WE DO NOT SUCCESSFULLY ADDRESS THE RISKS INHERENT IN THE CONDUCT OF OUR INTERNATIONAL OPERATIONS, OUR REVENUES AND FINANCIAL RESULTS COULD DECLINE.


     We derived 62% of our revenues from international sales in 2003 and 54% of our revenues from international sales in 2002. We intend to continue to operate in international markets and to spend significant financial and managerial resources to do so. In particular, in 2002 we purchased the remaining interests of our joint venture partners for our operations in Japan. We hope to expand revenues and plan to increase resources to grow our operations in the Asian market. If revenues from international operations do not exceed the expense of establishing and maintaining these operations, our business and our ability to increase revenue and improve our operating results could suffer. We have limited experience in international operations and may not be able to compete or operate effectively in international markets. We face certain risks inherent in conducting business internationally, including:


     - difficulties and costs of staffing and managing international operations;

     - fluctuations in currency exchange rates and imposition of currency exchange controls;

     - differing technology standards and language and translation issues;

     - difficulties in collecting accounts receivable and longer collection periods;

     - changes in regulatory requirements, including U.S. export restrictions on encryption technologies;

     - political and economic instability;

     - potential adverse tax consequences; and

     - reduced protection for intellectual property rights in some countries.

     Any of these factors could harm our international operations and, consequently, our business and consolidated operating results. Specifically, failure to successfully manage international growth could result in higher operating costs than anticipated or could delay or preclude altogether our ability to generate revenues in key international markets.

  OUR ARTICLES OF INCORPORATION AND BYLAWS CONTAIN PROVISIONS THAT COULD DELAY OR PREVENT A CHANGE IN CONTROL.

     Our articles of incorporation and bylaws contain provisions that could delay or prevent a change in control of our company. These provisions could limit the price that investors might be willing to pay in the future for shares of our common stock. Some of these provisions:

     - authorize the issuance of preferred stock that can be created and issued by our board of directors without prior shareholder approval, commonly referred to as "blank check" preferred stock, with rights senior to those of our common stock;

     - prohibit shareholder action by written consent; and

     - establish advance notice requirements for submitting nominations for election to our board of directors and for proposing matters that can be acted upon by shareholders at a meeting.

     In March 2001, we adopted a shareholder rights plan or "poison pill." This plan could cause the acquisition of our company by a party not approved by our board of directors to be prohibitively expensive.

     In addition, the General Atlantic Investors' and the Cheung Kong Investors' own a sufficient amount of our securities to be able to control the outcome of matters submitted to a vote of our shareholders, which could have the effect of discouraging or impeding an acquisition proposal.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus and the documents we incorporate by reference contain forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, as amended and in effect from time to time. The words "anticipates," "expects," "intends," "plans," "believes," "seek," and "estimate" and similar expressions are intended to identify forward-looking statements. These are statements that relate to future periods and include statements regarding our ability to operate in the future, our ability to obtain funding, the adequacy of funds to meet anticipated operating needs, the extent to which holders of our common stock, the General Atlantic Investors and the Cheung Kong Investors will purchase of shares of Series E preferred stock offered in the rights offering, the amount of charges that we will record that will increase our net loss attributable to common shares in connection with the issuance of our Series E preferred stock and the amendment of the terms of our Series D preferred stock, our future strategic, operational and financial plans, possible financing, strategic or business combination transactions, anticipated or projected revenues, expenses and operational growth, markets and potential customers for our products and services, plans related to sales strategies and global sales efforts, the anticipated benefits of our relationships with strategic partners, growth of our competition, our ability to compete, investments in product development, the adequacy of our current facilities and our ability to obtain additional space, our litigation strategy, use of future earnings, the feature, benefits and performance of our current and future products and services, plans to reduce operating costs through continued expense reduction, anticipated effects of restructuring and retirement of debt, and our belief as to our ability to successfully emerge from the restructuring and refocusing of our operations. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Factors that might cause future results to differ materially from those projected in the forward-looking statements include, but are not limited to, difficulties of forecasting future results due to our limited operating history, failure to obtain additional financing on favorable terms or at all, failure to meet sales and revenue forecasts, evolving business strategy and the emerging nature of the market for our products and services, the settlement of litigation and the continuing SEC investigation against former executives and directors, turnover within and integration of senior management, board of directors members and other key personnel, difficulties in our strategic plans to exit certain products and services offerings, failure to expand our sales and marketing activities, potential difficulties associated with strategic relationships, investments and uncollected bills, general economic conditions in markets in which we do business, risks associated with our international operations, inability to predict future trading prices of our common stock which have fluctuated significantly in the past, foreign currency fluctuations, unplanned system interruptions and capacity constraints, software defects, and failure to expand our sales and marketing activities, risks associated with an inability to maintain continued compliance with the Nasdaq National Market listing requirements, and those discussed elsewhere in this prospectus. You are cautioned not to place undue reliance on these forward-looking statements. The forward-looking statements speak only as of the date hereof. We expressly disclaim any obligation to update these statements or to publicly release the results of any revisions to these forward-looking statements to reflect events or circumstances after the date of this prospectus.

                              RECENT DEVELOPMENTS

  MATTERS TO BE ACTED UPON AT A SPECIAL MEETING OF OUR SHAREHOLDERS TO BE HELD
  ON           , 2004


     On November 18, 2003, we entered into an agreement with the General Atlantic Investors and the Cheung Kong Investors pursuant to which, among other things, we issued for cash $10 million in principal amount of 10% convertible secured notes to the General Atlantic Investors and, subject to and upon shareholder approval, we agreed to convert the $10 million notes issued to the General Atlantic Investors, plus $1 million in accrued interest, into approximately 7.3 million shares of Series E preferred stock, upon shareholder approval. In this agreement we also agreed to exchange approximately $32.8 million in face value of our 5 3/4% convertible subordinated notes held by the Cheung Kong Investors for approximately 21.9 million shares of Series E preferred stock, upon shareholder approval. On January 16, 2004, we entered into an agreement with the January 2004 Investors pursuant to which we issued for cash $15 million in principal amount of 10% convertible secured notes to the January 2004 Investors. On March 9, 2004, we entered into an agreement with the March 2004 Investors pursuant to which we issued for cash $18.5 million in principal amount of 10% convertible secured notes to the March 2004 Investors. Our primary purposes for the rights offering are to raise capital for our operations and to allow the holders of our common stock an opportunity to further invest in Critical Path and restore a portion, although not all, of their proportionate interest in our capital stock at the same price per share of Series E preferred stock as was established under the agreements with the General Atlantic Investors, the Cheung Kong Investors and the 2004 Investors.


     We have called a special meeting of our shareholders for           , 2004.
Our board of directors is soliciting proxies for the special meeting pursuant to a proxy statement that is being mailed to our shareholders. Shareholders of
record on      , 2004 will be entitled to vote at the special meeting. We are seeking to approve:

     - the issuance of approximately 7.3 million shares of Series E preferred stock with a price per share of $1.50 to the General Atlantic Investors, issuable upon conversion of $11 million principal amount and interest of the convertible secured notes, and such additional shares of Series E preferred stock as they may purchase in connection with the proposed rights offering;

     - the issuance of approximately 21.9 million shares of Series E preferred stock with a price per share of $1.50 to the Cheung Kong Investors, issuable upon exchange of approximately $32.8 million principal amount of 5 3/4% convertible subordinated notes, and such additional shares of Series E preferred stock as they may purchase in connection with the proposed rights offering;


     - the issuance of approximately 10 million shares of Series E preferred stock with a price per share of $1.50 to the January 2004 Investors, issuable upon conversion of approximately $15.0 million principal amount and interest of 10% convertible secured notes;



     - the issuance of approximately 12.3 million shares of Series E preferred stock with a price per share of $1.50 to the March 2004 Investors, issuable upon conversion of approximately $18.5 million principal amount and interest of 10% convertible secured notes;


     - the amendment of warrants to purchase 625,000 shares of common stock held by members of the General Atlantic Investors that reduce the exercise price per share from $4.20 to $1.50;

     - an amendment to our current amended and restated articles of incorporation to increase the authorized number of shares of common stock from 125 million to 200 million and the authorized number of shares of preferred stock from 5 million to 75 million; and

     - an amended and restated certificate of determination of preferences of Series D preferred stock to, among other things, amend the Series D preferred stock liquidation preference upon a liquidation and change of control, to eliminate the participation feature, to reduce the conversion price from $4.20 to $1.50 and to reduce the amount of dividends to which the holders of Series D preferred stock are entitled.

     If the matters above are approved by our shareholders, we will exchange 69,149 shares of Series D preferred stock for 733,333 shares of Series E preferred stock pursuant to a settlement agreement that we entered into with MBCP PeerLogic, LLC and its affiliates on November 21, 2003.


  LITIGATION

     On December 24, 2003, we were named in a lawsuit filed by former shareholders of Remedy Corporation against current and former officers and directors of Peregrine Systems, Inc., Peregrine's former accountants, some of Peregrine's customers, including us, and various other unnamed defendants. The complaint alleges that we, as Peregrine's customer, engaged in a series of fraudulent transactions with Peregrine that were not accounted for by Peregrine in conformity with GAAP and that this substantially inflated the value of Peregrine securities issued as consideration in Remedy's merger with Peregrine in August 2001. The complaint alleges causes of action for fraud and deceit, negligent misrepresentation, violations of California Corporations Code provisions regarding sales of securities by means of false statements or omissions, violations of California Corporations Code provisions regarding securities sales made on the basis of undisclosed, material inside information, common law conspiracy to commit fraud, and common law aiding and abetting the commission of fraud. The complaint seeks an unspecified amount of compensatory and punitive damages, along with rescission of the Peregrine securities purchased in the Remedy merger, interest and attorneys fees. On February 23, 2004, we filed a demurrer and a motion to strike the complaint, both of which are currently scheduled to be heard on April 9, 2004.

  MANAGEMENT AND BOARD OF DIRECTOR CHANGES


     In January 2004, William S. Cohen and Raul J. Fernandez resigned from our board of directors, and in February 2004, Peter L.S. Currie, who is affiliated with the General Atlantic Investors, one of our principal shareholders, was appointed to fill a vacancy. In March 2004, Chris Gorog resigned from our board of directors and Frost R.R. Prioleau was appointed to fill the vacancy. In February 2004, William M. Smartt resigned as our Executive Vice President and Chief Financial Officer and James Clark, formerly chief financial officer of Diversified Healthcare Services, Inc., was hired as his successor.

                DEFICIENCY OF EARNINGS TO COMBINED FIXED CHARGES
                         AND PREFERRED STOCK DIVIDENDS

     The following table sets forth the deficiency of earnings to combined fixed charges and preferred stock dividends for Critical Path on a historical basis for the periods indicated.


                     YEAR ENDED DECEMBER 31,
  --------------------------------------------------------------
      2003          2002        2001        2000         1999
  -------------   ---------   --------   -----------   ---------
                          (IN THOUSANDS)
    $(73,723)     $(129,428)  $(70,748)  $(1,844,284)  $(116,941)


     For purposes of calculating the deficiency of earnings to combined fixed charges and preferred stock dividends, deficiency of earnings is the sum of loss before income taxes and before adjustment for minority interests in consolidated subsidiaries and loss for equity investees plus fixed charges. Fixed charges consist of interest expense, amortization of debt issuance costs and that portion of operating lease rental expense that is representative of the interest factor.


     In addition to the shares of Series E preferred stock being offered in the rights offering, at or prior to the consummation of the rights offering, Critical Path will issue approximately 52.4 million shares of Series E preferred stock, par value $0.001 per share, which will carry a 5 3/4% simple annual dividend.


                                USE OF PROCEEDS


     If the shares of common stock offered in the rights offering are purchased by the holders of our common stock on the record date, or by the General Atlantic Investors or the Cheung Kong Investors, or some combination of them, the aggregate net proceeds to Critical Path will be approximately $20.4 million after deducting fees and estimated expenses of approximately $575,000. The actual proceeds will depend on the number of shares subscribed for in the rights offering.


     We anticipate using the net proceeds to fund our general operations. However, if we determine that we have raised adequate funds to meet anticipated operating needs through the rights offering and other capital raising transactions, we may use a portion of these proceeds up to approximately $16.4 million to repurchase shares of Series E preferred stock held by the Cheung Kong Investors.

                                 CAPITALIZATION


     The following table sets forth our summary capitalization as of December 31, 2003:



     - on an actual basis;



     - on a pro forma basis to give effect to:



      - the repayment of the outstanding balance of the line of credit with Silicon Valley Bank; and



      - the issuance of the $15 million in principal amount of 10% convertible secured notes to the January 2004 Investors; and



      - the issuance of the $18.5 million in principal amount of 10% convertible secured notes to the March 2004 Investors.



     - on a pro forma, as adjusted, basis to give effect to:



      - the conversion of $77.3 million principal and interest amount of convertible notes held by the General Atlantic Investors, the Cheung Kong Investors, the January 2004 Investors and the March 2004 Investors into Series E preferred stock;



      - the sale of an aggregate of approximately $21 million of our Series E preferred stock, consisting of all shares offered in the rights offering;



      - the amendment of the terms of the Series D preferred stock; and



      - the conversion of 69,149 shares of Series D preferred stock held by MBCP PeerLogic, LLC and its affiliates into 733,333 shares of Series E preferred stock.



     Except for the pro forma, as adjusted, calculations for the issuance of Series E preferred stock upon conversion of the 10% convertible secured notes to the General Atlantic Investors, the January 2004 Investors and the March 2004 Investors, which take into account the fair market value of our common stock on the dates each note was funded, the pro forma, as adjusted, calculations assume a fair market value of the Series D preferred stock and the Series E preferred stock based on a fair market value of our common stock of $1.73 per share which was the closing price of the common stock on the date the convertible note purchase and exchange agreement was executed. Except for the pro forma, as adjusted, calculations for the issuance of Series E preferred stock upon conversion of the 10% convertible secured notes, the actual amounts will depend on the fair market value of our common stock, Series D preferred stock, and our Series E preferred stock on the date each of the transactions contemplated by the convertible note purchase and exchange agreement and the rights offering are consummated. See the discussion under "Risk Factors -- Risks Relating To The Rights Offering" beginning on page 1 of this prospectus. This table should be read in conjunction with our financial statements and related notes incorporated by reference into this prospectus.

                                                                   DECEMBER 31, 2003
                                                        ---------------------------------------
                                                                                    PRO FORMA,
                                                          ACTUAL       PRO FORMA    AS ADJUSTED
                                                        -----------   -----------   -----------
                                                                    (IN THOUSANDS)
Line of credit facility...............................  $     2,298   $        --   $        --
Capital lease and other obligations, current..........        1,721         1,721         1,721
                                                        -----------   -----------   -----------
                                                        $     7,723   $     1,721   $     1,721
Long-term debt
10% convertible secured notes held by the General
  Atlantic Investors(a)...............................  $    10,016   $    10,016   $        --
10% convertible secured notes held by the January 2004
  Investors(b)........................................           --        15,000            --
10% convertible secured notes held by the March 2004
  Investors(c)........................................                     18,500            --
5 3/4% convertible subordinated notes due April 1,
  2005(d).............................................       38,360        38,360         5,565
Capital lease and other obligations, long-term........        1,295         1,295         1,295
                                                        -----------   -----------   -----------
                                                        $    49,671   $    83,171   $     6,860
Mandatory redeemable preferred stock
Series E convertible preferred stock(a)(b)(c)(d)(e)...  $        --   $        --   $    95,990
Series D convertible preferred stock(f)(g)............       55,301        55,301        68,677
                                                        -----------   -----------   -----------
                                                        $    55,301   $    55,301   $   164,667
Shareholders' deficit
Common stock and additional paid-in
  capital(e)(f)(g)....................................  $ 2,154,295   $ 2,154,295   $ 2,181,972
Common stock warrants.................................        5,947         5,947         5,947
Notes receivable from shareholders....................         (870)         (870)         (870)
Accumulated deficit and other comprehensive
  loss(a)(b)(c)(d)....................................  $(2,236,614)  $(2,236,614)  $(2,276,346)
                                                        ===========   ===========   ===========
Total shareholders' deficit...........................  $   (77,242)  $   (77,242)  $   (89,297)
                                                        ===========   ===========   ===========
Total capitalization..................................  $    31,749   $    62,951   $    83,951
                                                        ===========   ===========   ===========

---------------

(a)  Upon shareholder approval of the matters being presented at the special
     meeting to be held on           , 2004, the $10 million in principal amount
     of convertible secured notes held by the General Atlantic Investors, plus interest, will convert into $11 million of Series E preferred stock at $1.50 per share. As a result, we will recognize interest expense of approximately $5.7 million as of the date of conversion resulting from the beneficial conversion feature included in the Series E preferred stock. Pro forma, as adjusted, assumes the Series E preferred stock was issued on November 18, 2003, the date of the execution of the convertible note purchase and exchange agreement.

(b)  Upon shareholder approval of the matters set forth in our           , 2004
     special meeting proxy statement, the $15 million in principal amount plus interest of convertible secured notes held by the January 2004 Investors will convert into approximately $15 million of Series E preferred stock at $1.50 per share. As a result, interest expense of approximately $1.5 million will be recognized as of the date of conversion resulting from the beneficial conversion feature included in the Series E preferred stock. Pro forma, as adjusted, assumes the Series E preferred stock was issued on January 16, 2004, the date of the January private placement.

(c)  Upon shareholder approval of the matters set forth in our           , 2004
     special meeting proxy statement, the $18.5 million in principal amount plus interest of convertible secured notes held by the March 2004 Investors will convert into approximately $18.5 million of Series E preferred stock at $1.50 per share. As a result, interest expense of approximately $8.4 million will be recognized as of the date of conversion resulting from the beneficial conversion feature included in the Series E preferred stock. Pro forma, as adjusted, assumes the Series E preferred stock was issued on March 9, 2004, the date of the March private placement.


(d)  Upon shareholder approval of the matters set forth in our           , 2004
     special meeting proxy statement, $32.8 million face value of 5 3/4% convertible subordinated notes held by the Cheung Kong Investors will be exchanged for approximately 21.9 million shares of Series E preferred stock. As a result, a charge equal to the fair value of the Series E preferred stock less the carrying value of the convertible subordinated notes, net of unamortized issuance costs, will be recorded to arrive at net loss and net loss attributable to common shareholders as of the date of the exchange. Pro forma, as adjusted, reflects a loss on exchange equal to approximately $24.2 million and assumes the Series E preferred stock was issued on November 18, 2003, the date of the execution of the convertible note purchase and exchange agreement.


(e)  Upon shareholder approval of the matters set forth in our           , 2004
     special meeting proxy statement, the issuance of Series E preferred stock pursuant to the proposed rights offering will result in a beneficial conversion feature if the fair value of the common stock into which the Series E preferred stock is convertible upon issuance is greater than $1.50 per share. The amount of the beneficial conversion feature is recorded in additional paid-in capital and reduces the carrying value of the Series E preferred stock. The Series E preferred stock carrying value will be increased for the beneficial conversion feature amount through a charge to arrive at net loss attributable to common shareholders over a four year period from the date of issuance using the effective interest method. Pro forma, as adjusted, assumes the issuance of Series E preferred stock in the rights offering on November 18, 2003, the date of the execution of the convertible note purchase and exchange agreement, which results in a beneficial conversion feature amount of approximately $3.2 million.

(f)  Upon shareholder approval of the matters set forth in our           , 2004
     special meeting proxy statement, we will amend the terms of our Series D preferred stock. As a result, we will record a charge, as of the date of the amendment, equal to the incremental fair value of the amended Series D preferred stock resulting from the modifications to the terms of the Series D preferred stock to arrive at net loss attributable to common shareholders with the offset to the Series D preferred stock carrying value. Pro forma, as adjusted, assumes the amendment occurred on November 18, 2003, the date of the execution of the convertible note purchase and exchange agreement, and results in a charge equal to $15.0 million.

(g)  Upon shareholder approval of the matters set forth in our           , 2004
     special meeting proxy statement, 69,149 of the Series D preferred stock issued to MBCP PeerLogic, LLC and its affiliates will be exchanged for Series E preferred stock, and a charge equal to the fair value of the Series E preferred stock less the carrying value of the Series D preferred stock will be recorded, as of the date of the exchange, to arrive at net loss attributable to common shareholders. Pro forma, as adjusted, assumes the exchange occurred on November 18, 2003, the date of the execution of the convertible note purchase and exchange agreement, and results in a charge equal to $248,000.

                        DETERMINATION OF OFFERING PRICE

     The subscription price per share was the price proposed by the General Atlantic Investors and the Cheung Kong Investors in connection with our negotiation of the convertible note purchase and exchange agreement and was approved by the independent members of our board of directors (which excluded William E. McGlashan, Jr., our chief executive officer and a related party of one of our holders of Series D preferred stock, and Raul J. Fernandez and William E. Ford, each of whom is affiliated with the General Atlantic Investors). The independent members of our board of directors considered our expected ability to raise capital necessary for us to continue our operations. The committee also took into account the cost and availability of raising funds through other debt or equity methods and an opinion of our financial advisor engaged to evaluate the transactions with the General Atlantic Investors and the Cheung Kong Investors.

                              THE RIGHTS OFFERING

REASONS FOR THE RIGHTS OFFERING


     On November 18, 2003, we entered into an agreement with the General Atlantic Investors and the Cheung Kong Investors pursuant to which, among other things, we sold for cash $10 million in convertible notes to the General Atlantic Investors and, subject to shareholder approval, we agreed to convert the $10 million note issued to the General Atlantic Investors, plus $1 million in accrued interest, into 7.3 million shares of Series E preferred stock, upon shareholder approval. We also agreed to exchange $32.8 million in face value of our 5 3/4% convertible subordinated notes held by the Cheung Kong Investors for
21.9 million shares of Series E preferred stock, upon shareholder approval. On January 16, 2004, we sold for cash $15 million in principal amount of 10% convertible secured notes to the January 2004 Investors. On March 9, 2004, we sold for cash $18.5 million in principal amount of 10% convertible secured notes to the March 2004 Investors. Our primary purposes for the rights offering are to raise capital for our operations and to allow the holders of our common stock an opportunity to further invest in Critical Path and restore a portion, although not all, of their proportionate interest in our capital stock at the same price per share of Series E preferred stock that was established under the agreements with the General Atlantic Investors, the Cheung Kong Investors and the 2004 Investors.


THE SUBSCRIPTION RIGHTS

     We will distribute to the holders of record of our common stock on [RECORD DATE], the record date, at no charge, subscription rights to purchase our Series E preferred stock, up to a total of 14,000,000 subscription rights. The subscription rights will be evidenced by transferable subscription rights certificates.

     The subscription rights will be distributed to our holders of common stock based on their percentage ownership of our outstanding common stock on the record date. As the subscription certificates are transferable, any person who acquires subscription certificates before the expiration date may exercise the rights represented thereby. Accordingly, holders of common stock on the record date will receive two subscription rights for every three shares of common stock held. We will not be issuing fractional shares of Series E preferred stock pursuant to the exercise of subscription rights. We will accept any inadvertent subscription indicating a purchase of fractional shares by rounding down to the nearest whole share number and, as soon as practicable, refunding without interest any payment received for a fractional share. You are not required to exercise any or all of your subscription rights. Any subscription rights you receive based on shares of our common stock held by you on the record date may be retained by you, and exercised or transferred prior to the expiration of the rights offering, notwithstanding any subsequent transfer of your shares of common stock. We will deliver to you certificates representing the shares which you purchased with your subscription rights as soon as practicable after the rights offering has expired. Each subscription right entitles you to a basic subscription right and an over-subscription right.

BASIC SUBSCRIPTION RIGHT

     With each basic subscription right, you may purchase one share of our Series E preferred stock per subscription right, upon delivery of the required documents and payment of the subscription price of $1.50 per share. You are not required to exercise all of your subscription rights unless you wish to purchase shares under your over-subscription right. We will deliver to the record holders who purchase shares in this rights offering certificates representing the shares purchased with a holder's basic subscription right as soon as practicable after this rights offering has expired.

OVER-SUBSCRIPTION RIGHT

     In addition to your basic subscription right, you may subscribe for additional shares of our Series E preferred stock upon delivery of the required documents and payment of the subscription price of $1.50 per share, at the same time you exercise your basic subscription right before the expiration of this rights offering. You may only exercise your over-subscription right if you exercised your basic subscription right in full and other holders of subscription rights do not exercise their basic subscription rights in full.

PRO RATA ALLOCATION

     If there are not enough shares of our Series E preferred stock to satisfy all subscriptions made under the over-subscription right, we will allocate the remaining shares of our Series E preferred stock pro rata, after eliminating all fractional shares, among those over-subscribing rights holders. "Pro rata" means in proportion to the amount of subscription price tendered by each subscription rights holder who wishes to exercise his or her over-subscription rights prior to the expiration date. If there is a pro rata allocation of the remaining shares of our Series E preferred stock and you receive an allocation of a greater number of shares than you subscribed for under your over-subscription right, then we will allocate to you only the number of shares for which you subscribed. We will allocate the remaining shares among all other holders exercising their over-subscription rights.

FULL EXERCISE OF BASIC SUBSCRIPTION RIGHT

     You may exercise your over-subscription right only if you exercise your basic subscription right in full. To determine if you have fully exercised your basic subscription right, we will consider only the basic subscription rights held by you in the same capacity. For example, suppose that you were granted subscription rights for shares of our common stock that you own individually and shares of our common stock that you own collectively with your spouse. If you wish to exercise your over-subscription right with respect to the subscription rights you own individually, but not with respect to the subscription rights you own collectively with your spouse, you only need to fully exercise your basic subscription right with respect to your individually owned subscription rights. You do not have to subscribe for any shares under the basic subscription right owned collectively with your spouse to exercise your individual over-subscription right.

     When you complete the portion of your subscription rights certificate to exercise your over-subscription right, you will be representing and certifying that you have fully exercised your basic subscription rights granted pursuant to this prospectus. You must exercise your over-subscription rights at the same time you exercise your basic subscription rights in full which must be prior to the expiration time.

RETURN OF EXCESS PAYMENT

     If you exercised your over-subscription right and are allocated less than all of the shares of our Series E preferred stock for which you wished to subscribe, your excess payment for shares that were not allocated to you will be returned to you by mail, without interest or deduction, as soon as practicable after the expiration date of this rights offering. We will deliver to the record holders who purchase shares in this rights offering certificates representing the shares of our Series E preferred stock that you purchased as soon as practicable after the expiration date of this rights offering and after all pro rata allocations and adjustments have been completed. However, we will not be able to begin calculations for any pro rata allocations and adjustments until three days after the expiration date, which is the latest date for our shareholders to deliver the subscription rights certificate according to the guaranteed delivery procedures.

TERMS OF THE SERIES E PREFERRED STOCK

     Dividends. The shares of Series E preferred stock rank senior to all capital stock of Critical Path with respect to the payment of dividends. Dividends on the shares of Series E preferred stock accrue at a simple annual rate of 5 3/4% whether or not our board of directors declares them. Dividends in respect of the Series E preferred stock will not be paid in cash but will be added to the value of the Series E preferred stock and will be taken into account for purposes of determining the liquidation preference, conversion rate, dividends and voting rights. We must declare or pay dividends on the Series E preferred stock when we declare or pay dividends to the holders of common stock. Except for dividends accruing to the Series D preferred stock, we may make no dividends or distribution with respect to any shares of capital stock unless all dividends accruing to the Series E preferred stock have already been paid.

     Liquidation or Change of Control. In the event of a liquidation or change of control, we will pay each share of Series E preferred stock, prior to the payment of any other equity securities, an amount equal to the greater of the purchase price of the Series E preferred stock plus all accrued dividends or the value that would be paid to the holder of the number of shares of common stock into which such shares of Series E preferred stock are convertible immediately prior to the closing of such liquidation or change of control. A change of control includes, among others, any merger consolidation or other business combination transaction in which the shareholders owning a majority of our voting securities do not own a majority of our voting securities of the surviving entity, any tender, exchange or other offer whereby any person obtains a majority of the voting securities, any proxy contest in which a majority of the board of directors prior to such contest do not constitute a majority of the board of directors after such contest, any sale of all or substantially all of our assets or any other transaction that triggers the issuance of rights pursuant to our Shareholder Rights Plan (which issuance is not waived by the board of directors).

     Calls for Redemption. All, but not less than all, of the shares of Series E preferred stock may be called for redemption, at our option, after the third anniversary of the date shares of Series E preferred stock are first issued if on any date the average closing price per share of the common stock equals or exceeds four hundred percent (400%) of the sum of the per share purchase price of the Series E preferred stock and all accrued dividends through the most recent dividend accrual date for any 60 consecutive trading day period. We must provide notice of any such call for redemption within 30 days of such period and not less than 10 nor more than 30 days prior to the date set for redemption. The shares of Series E preferred stock must be called for redemption on the fourth anniversary of the date shares of Series E preferred stock are first issued. Notice of the mandatory call for redemption must be given not less than 30 nor more than 60 days prior to the date set for redemption. In the case of any call for redemption, we must pay the applicable redemption price by wire transfer of immediately available funds or check within seven days after we receive surrendered certificates representing the shares of Series E preferred stock called for redemption. If we do not have sufficient funds available by law to redeem the Series E preferred stock on the date set for the mandatory call, the holders of shares of Series E preferred stock will share ratably any funds available by law for redemption. Any shares of Series E preferred stock that remain outstanding following the mandatory redemption date will thereafter continue to accrue dividends until redeemed. Any additional funds available by law for redemption will be used to redeem the balance or a portion of the balance of any shares as soon as practicable.


     Voting. Each share of Series E preferred stock entitles its holder to vote at any shareholders' meeting, on any matter entitled to be voted on by holders of our common stock, voting together as a single class with other shares entitled to vote on such matters. In order to comply with Marketplace Rule 4351 of the National Association of Securities Dealers, Inc. (referred to as the NASD), which prohibits issuers from creating a new class of securities that votes at a higher rate than an existing class of securities based on the relative investment in the issuer made by the new security holders, the voting power of the Series E preferred stock may be impaired. The voting formula for each share of Series E preferred stock will be the sum of $1.50 plus all accrued dividends for such share divided by the "voting conversion amount." The voting conversion amount will be equal to the lower of (i) $1.70, (ii) the most recent closing bid price of the common stock as of the date the Series E preferred stock is first issued and (iii) the average closing bid prices for the five trading days prior to the date the Series E preferred stock is first issued; provided, however, the voting conversion amount will not be less than $1.50. The voting conversion amount will be determined on the date the Series E preferred stock is first issued and, once determined, will remain the same (subject to adjustment for stock splits, subdivisions, reclassifications, distributions and similar transactions).

     In addition, holders of a majority of the outstanding shares of Series E preferred stock must approve:

     - Any amendment to the terms of the Series E preferred stock;

     - Any amendment to the number of authorized shares of Series E preferred stock and any issuance of shares of equity securities ranking senior to the Series E preferred stock; or

     - The redemption of any junior equity securities or the payment of dividends to junior equity holders.

     Conversion. Each share of Series E preferred stock will be convertible at any time at the option of the holder into the number of shares of common stock derived by dividing the purchase price of the Series E preferred stock plus all accrued dividends from the date of issuance through the most recent semi-annual dividend accrual date by $1.50, subject to certain antidilution provisions. The terms of the Series E preferred stock contain protection against dilution if Critical Path effects a subdivision or combination of common stock or in the event of a reclassification, recapitalization, stock split, stock dividend or other distribution payable in securities of Critical Path or any other person.

EXPIRATION OF THE RIGHTS OFFERING

     You may exercise your subscription privilege at any time before 5:00 p.m.,
New York City time, on        , 2004, the expiration time for the rights
offering. If you do not exercise your subscription rights before the expiration time, your unexercised subscription rights will be null and void. We will not be obligated to honor your exercise of subscription rights if the subscription agent receives the documents relating to your exercise after the rights offering expires, regardless of when you transmitted the documents, except when you have timely transmitted the documents under the guaranteed delivery procedures described below. We, with the consent of the General Atlantic Investors and the Cheung Kong Investors, may extend the expiration date by giving oral or written notice to the subscription agent on or before the scheduled expiration date. If we elect to extend the expiration of the rights offering, we will issue a press release announcing the extension no later than 9:00 a.m., New York City time, on the next business day after the most recently announced expiration date,
provided the expiration date will in no event be later than           , 2004.

UNEXERCISED SUBSCRIPTION RIGHTS

     In the event all or any portion of the subscription rights are not exercised by the holders of common stock prior to the expiration of the rights offering, including through the exercise of over-subscription rights, the General Atlantic Investors have the option, but not the obligation, to purchase up to 55% of the unexercised subscription rights and the Cheung Kong Investors have the option, but not the obligation, to purchase up to 45% of the unexercised subscription rights. In addition, the General Atlantic Investors and the Cheung Kong Investors have the option, but not the obligation, to purchase any or all of the subscription rights not exercised by the other group of investors, if any. Following the execution of the convertible note purchase and exchange agreement, the Cheung Kong Investors granted us the option, which we may exercise in our sole discretion, to repurchase up to approximately 10.9 million shares of their Series E preferred stock.

METHOD OF TRANSFERRING RIGHTS

     The rights evidenced by a single subscription certificate may be transferred in whole by endorsing the subscription certificate for transfer in accordance with the accompanying instructions. A portion of the rights evidenced by a single subscription certificate may be transferred by delivering to the subscription agent a subscription certificate properly endorsed for transfer, with instructions to register such portion of the rights evidenced thereby in the name of the transferee (and to issue a new subscription certificate to the transferee evidencing such transferred rights). In such event, a new subscription certificate evidencing the balance of the rights will be issued to the rights holder or, if the rights holder so instructs, to one or more additional transferees. To transfer rights to any person, signatures on the subscription certificate must be guaranteed by an eligible institution, as described below.

     Holders wishing to transfer all or a portion of their rights should allow a sufficient amount of time prior to the expiration date for the transfer instructions to be received and processed by the subscription agent, a new subscription certificate to be issued and transmitted to the transferee or transferees with respect to transferred rights and to the transferor with respect to retained rights, if any, and the rights evidenced by such new subscription certificates to be exercised or sold by the recipients thereof. Neither we nor the subscription agent will have any liability to a transferee or transferor of rights if subscription certificates are not received in time for exercise or sale prior to the expiration date.

CONDITIONS TO THE RIGHTS OFFERING


     The closing of the rights offering is conditioned on the consummation of the transactions contemplated by the convertible note purchase and exchange agreement. We have called a special meeting of shareholders to be held on
          , 2004 at which we will ask shareholders to approve, among other matters, the issuance of the Series E preferred stock to the General Atlantic Investors, the Cheung Kong Investors and the 2004 Investors upon conversion of their notes, the amendment of the terms of our Series D preferred stock and amendments to our articles of incorporation to increase the number of shares of common stock and preferred stock that we are authorized to issue. We will not complete the rights offering unless our shareholders approve each of the proposals and the amendments to our articles of incorporation (and the certificates of determination relating to the Series E preferred stock and the amended terms of the Series D preferred stock) have been filed. For a more complete description of the matters being submitted to a vote of our shareholders at the special meeting, see the discussion under "Recent Developments" beginning on page 21 of this prospectus.


TERMINATION OF THE RIGHTS OFFERING

     We may elect to terminate this rights offering at any time prior to consummation of the offering. We do not have any obligation with respect to the subscription rights except to return, without interest or deduction, any subscription payments we received from you. The subscription agent estimates it will take approximately two business days following termination of the rights offering and clearance of subscription payments in the subscription agent's account (which may take up to 10 business days) to return the subscription payments.

METHOD OF SUBSCRIPTION -- EXERCISE OF SUBSCRIPTION RIGHTS

     You may exercise your subscription rights by delivering (or causing to be delivered) the following to the subscription agent, at or prior to 5:00 p.m.,
New York City time, on        , 2004, the date on which the subscription rights
expire:

     - your properly completed and executed rights certificate with any required signature guarantees or other supplemental documentation; and

     - your full subscription price payment for each share subscribed for.

METHOD OF PAYMENT

     Your payment of the subscription price must be made in U.S. dollars for the full number of shares of Series E preferred stock you are subscribing for by:

     - check or bank draft drawn upon a U.S. bank or postal, telegraphic or express money order payable to the subscription agent; or

     - wire transfer of immediately available funds, to subscription account maintained by the subscription agent.

     If you decide to pay by check, your check must clear by the expiration time or we will reject your exercise of subscription rights. See "Clearance of Uncertified Checks" below.

RECEIPT OF PAYMENT

     Your payment will be considered received by the subscription agent only upon:

     - clearance of any uncertified check;

     - receipt by the subscription agent of any certified check or bank draft drawn upon a U.S. bank or of any postal, telegraphic or express money order; or

     - receipt of collected funds in the subscription account designated above.

CLEARANCE OF UNCERTIFIED CHECKS

     If you are paying by uncertified personal check, please note that uncertified checks may take five business days or more to clear. If you wish to pay the subscription price by uncertified personal check, we urge you to make payment sufficiently in advance of the time this rights offering expires to ensure that your payment is received by the subscription agent and clears by the rights offering expiration time. We urge you to consider using a certified or cashier's check, money order or wire transfer of funds to avoid missing the opportunity to invest in our Series E preferred stock should you decide to exercise your subscription rights.

DELIVERY OF SUBSCRIPTION MATERIALS AND PAYMENT

     You must deliver your rights certificate and payment of the subscription price or, if applicable, notices of guaranteed delivery, to the subscription agent by one of the methods described below:

                             For delivery by mail:

                          Computershare Trust Company
                                 P.O. Box 1596
                          Denver, Colorado 80201-1596

                     By hand delivery or overnight courier:

                          Computershare Trust Company
                         350 Indiana Street, Suite 800
                             Golden, Colorado 80401

     Your delivery to an address other than the address set forth above will not constitute valid delivery. For assistance call the subscription agent at (303) 262-0600 ext. 4732.

CALCULATION OF SUBSCRIPTION RIGHTS EXERCISED

     If you do not indicate the number of subscription rights being exercised, or do not forward full payment of the total subscription price for the number of subscription rights that you indicate are being exercised, then you will be deemed to have exercised your subscription right with respect to the maximum number of subscription rights that may be exercised with the aggregate subscription price payment you delivered to the subscription agent. If we do not apply your full subscription price payment to your purchase of shares of our Series E preferred stock, we will return the excess amount to you by mail without interest or deduction as soon as practicable after the expiration date of the rights offering.

YOUR FUNDS WILL BE HELD BY THE SUBSCRIPTION AGENT UNTIL SHARES OF SERIES E PREFERRED STOCK ARE ISSUED

     The subscription agent will hold your payment of the subscription price payment in a segregated account with other payments received from other rights holders until we issue your shares to you upon consummation of the rights offering.

SIGNATURE GUARANTEE MAY BE REQUIRED

     Your signature on each subscription rights certificate must be guaranteed by an eligible institution, such as a member firm of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc., or a commercial bank or trust company having an office or correspondent in the United States, subject to standards and procedures adopted by the subscription agent, unless:

     - your subscription rights certificate provides that shares are to be delivered to you as record holder of those subscription rights; or

     - you are an eligible institution.

NOTICE TO RECORD HOLDERS HOLDING ON BEHALF OF BENEFICIAL OWNERS

     If you are a broker, a trustee or a depositary for securities who holds shares of our common stock for the account of others on [RECORD DATE], the record date for the rights offering, you should notify the respective beneficial owners of such shares of the rights offering as soon as possible to find out their intentions with respect to exercising their subscription rights. You should obtain instructions from the beneficial owner with respect to their subscription rights, as set forth in the instructions we have provided to you for your distribution to beneficial owners. If the beneficial owner so instructs, you should complete the appropriate subscription rights certificates and submit them to the subscription agent with the proper payment. If you hold shares of our common stock for the account(s) of more than one beneficial owner, you may exercise the number of subscription rights to which all such beneficial owners in the aggregate otherwise would have been entitled had they been direct record holders of our common stock on the record date for the rights offering, provided that, you, as a nominee record holder, make a proper showing to the subscription agent by submitting the form entitled "Nominee Holder Certification" which we will provide to you with your rights offering materials. If you did not receive this form, you should contact our information agent at
(212) 440-9000 to request a copy.

BENEFICIAL OWNERS

     If you are a beneficial owner of shares of our common stock or will receive your subscription rights through a broker, custodian bank or other nominee, we will ask your broker, custodian bank or other nominee to notify you of this rights offering. If you wish to exercise your subscription rights, only your broker, custodian bank or other nominee can act for you. If you hold certificates of our common stock directly and would prefer to have your broker, custodian bank or other nominee exercise your subscription rights, you should contact your nominee and request it to effect the transaction for you. To indicate your decision with respect to your subscription rights, you should complete and return to your broker, custodian bank or other nominee the form entitled "Beneficial Owners Election Form." You should receive this form from your broker, custodian bank or other nominee with the other rights offering materials. If you wish to obtain a separate rights certificate, you should contact the nominee as soon as possible and request that a separate rights certificate be issued to you. You should contact your broker, custodian bank or other nominee if you do not receive this form, but believe that you are entitled to participate in the rights offering. We are not responsible if you do not receive the form from your broker, custodian bank or nominee or if you receive it without sufficient time to respond.

INSTRUCTIONS FOR COMPLETING YOUR RIGHTS CERTIFICATE

     You should read and follow the instructions accompanying the rights certificate(s) carefully. If you want to exercise your subscription rights, you should send your rights certificate(s) with your subscription price payment to the subscription agent. Do not send your rights certificate(s) and subscription price payment to us.

     You are responsible for the method of delivery of your rights certificate(s) with your subscription price payment to the subscription agent. If you send your rights certificate(s) and subscription price payment by mail, we recommend that you send them by registered mail, properly insured, with return receipt requested. You should allow a sufficient number of days to ensure delivery to the subscription agent prior to the time the rights offering expires. Because uncertified personal checks may take at least five business days to clear, you are strongly urged to pay, or arrange for payment, by means of a certified or cashier's check, money order or wire transfer of funds.

DETERMINATIONS REGARDING THE EXERCISE OF YOUR SUBSCRIPTION RIGHTS

     We will decide all questions concerning the timeliness, validity, form and eligibility of your exercise of your subscription rights and our determinations will be final and binding. We, in our sole discretion, may waive any defect or irregularity, or permit a defect or irregularity to be corrected within such time as we may determine. We may reject the exercise of any of your subscription rights because of any defect or irregularity. We will not be obligated to make uniform determinations in all cases. We will not receive or accept any subscription until all irregularities have been waived by us or cured by you within such time as we decide, in our sole discretion.

     Neither we nor the subscription agent will be under any duty to notify you of any defect or irregularity in connection with your submission of subscription rights certificates and we will not be liable for failure to notify you of any defect or irregularity. We reserve the right to reject your exercise of subscription rights if your exercise is not in accordance with the terms of the rights offering or in proper form. We will also not accept your exercise of subscription rights if our issuance of shares of our Series E preferred stock to you could be deemed unlawful under applicable law.

GUARANTEED DELIVERY PROCEDURES

     If you wish to exercise your subscription rights, but you do not have sufficient time to deliver the rights certificate evidencing your subscription rights to the subscription agent on or before the time your subscription rights expire, you may exercise your subscription rights by the following guaranteed delivery procedures:


     - deliver to the subscription agent on or prior to the expiration time your subscription price payment in full for each share you subscribed for under your subscription privileges in the manner set forth under "Method of Payment" on page 31;


     - deliver to the subscription agent at or prior to the expiration time the form entitled "Notice of Guaranteed Delivery," substantially in the form provided with the "Instructions as to Use of Critical Path Subscription Rights Certificates" distributed with your rights certificates; and

     - deliver the properly completed rights certificate evidencing your rights being exercised and the related nominee holder certification, if applicable, with any required signatures guaranteed, to the subscription agent within three business days following the date of your Notice of Guaranteed Delivery.

     Your Notice of Guaranteed Delivery must be delivered in substantially the same form provided with the Instructions as to Use of Critical Path Subscription Rights Certificates, which will be distributed to you with your subscription rights certificate. Your Notice of Guaranteed Delivery must come from an eligible institution, or other eligible guarantee institutions which are members of, or participants in, a signature guarantee program acceptable to the subscription agent.

     In your Notice of Guaranteed Delivery, you must state:

     - your name and address;

     - the certificate number of the subscription rights certificate relating to the subscription rights you are exercising;

     - the number of subscription rights represented by your subscription rights certificates and the number of shares of our Series E preferred stock you are subscribing for; and

     - the institution's guarantee that you will deliver to the subscription agent any subscription rights certificates evidencing the subscription rights you are exercising within three business days following the date the subscription agent receives your Notice of Guaranteed Delivery.


     You may deliver your Notice of Guaranteed Delivery to the subscription agent in the same manner as your rights certificates at the address set forth above under "Delivery of Subscription Materials and Payment" on page 32. An eligible institution may alternatively transmit its Notice of Guaranteed Delivery to the subscription agent by facsimile transmission (Facsimile No.:
(303) 262-0606). To confirm facsimile deliveries, eligible institutions may call
(303) 262-0600 ext. 4732.


     Georgeson Shareholder Communications Inc., the information agent, will send you additional copies of the form of Notice of Guaranteed Delivery if you need them. Shareholders may call (800) 843-1451 (toll free) and banks and brokerage firms may call (212) 440-9000 to request any copies of the form of Notice of Guaranteed Delivery.

QUESTIONS ABOUT EXERCISING SUBSCRIPTION RIGHTS

     If you have any questions or require assistance regarding the method of exercising your subscription rights or requests for additional copies of this prospectus, the Instructions as to the Use of Critical Path Rights Certificates or the Notice of Guaranteed Delivery, you should contact the information agent at the foregoing telephone number.

SUBSCRIPTION AGENT

     We have appointed Computershare Trust Company to act as subscription agent for the rights offering. We will pay all fees and expenses of the subscription agent related to the rights offering and we have also agreed to indemnify the subscription agent from liabilities which it may incur in connection with the rights offering.

NO REVOCATION

     Once you have exercised your subscription privileges, you may not revoke your exercise. Subscription rights not exercised prior to the expiration date of the rights offering will expire.

PROCEDURES FOR DTC PARTICIPANTS

     We expect that your exercise of your subscription rights may be made through the facilities of The Depository Trust Company. If your subscription rights are held of record through DTC, you may exercise your basic subscription right and your over-subscription right by instructing DTC to transfer your subscription rights from your account to the account of the subscription agent, together with certification as to the aggregate number of subscription rights you are exercising and the number of shares of our Series E preferred stock you are subscribing for, and your subscription price payment for each share you subscribed for.

     No change will be made to the cash subscription price by reason of changes in the trading price of our common stock prior to the closing of the rights offering.

FOREIGN AND OTHER SHAREHOLDERS

     Rights certificates will be mailed to rights holders whose addresses are outside the United States or who have an Army Post Office or Fleet Post Office address. To exercise such subscription rights, you must notify the subscription agent, and take all other steps which are necessary to exercise your subscription rights on or prior to the expiration date of the rights offering. If the procedures set forth in the preceding sentence are not followed prior to the expiration time, your subscription rights will expire.

EXPIRATION TIME, EXTENSIONS AND TERMINATION


     We may, with the consent of the General Atlantic Investors and the Cheung Kong Investors pursuant to our convertible note purchase and exchange agreement, extend the rights offering and the period for exercising your rights. The rights
will expire at 5:00 p.m., New York City time, on           , 2004, the expected
expiration time of the rights offering. We may decide to extend the expiration
date but the expiration date will not be later than                  , 2004. If
the commencement of the rights offering is delayed, the expiration date will be similarly extended. If you do not exercise your subscription rights prior to that time, your subscription rights will be null and void. We will not be required to issue shares of our Series E preferred stock to you if the subscription agent receives your subscription certificate or your payment after that time, regardless of when you sent the subscription certificate and payment, unless you send the documents in compliance with the guaranteed delivery procedures described above. See also "The Rights Offering -- Conditions to the Rights Offering" on page 31. We may cancel the rights offering at any time prior to the issuance of the shares of our Series E Preferred Stock in our sole discretion, in which event we will return your subscription payment, without interest.


NO BOARD RECOMMENDATION

     An investment in shares of our Series E preferred stock must be made according to each investor's evaluation of its own best interests. Accordingly, our board of directors makes no recommendation to rights holders regarding whether they should exercise their rights.

TRADING AND LISTING OF THE SERIES E PREFERRED STOCK

     The shares of Series E preferred stock will not be listed on any securities exchange or the Nasdaq National Market or included in any automated quotation system. We know of no party that currently intends to make a market in the Series E preferred stock. An active trading market for the Series E preferred stock may not develop or be sustained. If there is no active trading market, or the trading market is not sustained, you may be unable to sell your shares of Series E preferred stock or unable to sell your shares at a price that is satisfactory to you.

SHARES OF SERIES E PREFERRED STOCK OUTSTANDING AFTER THE RIGHTS OFFERING


     Assuming the conversion of the $11 million in principal plus interest amount of convertible secured notes held by the General Atlantic Investors, the exchange of $32.8 million in face value of our 5 3/4% of our convertible notes held by the Cheung Kong Investors, the conversion of $15 million in principal plus interest amount of convertible secured notes held by the January 2004 Investors, the conversion of $18.5 in principal plus interest amount of convertible secured notes held by the March 2004 Investors and the exercise of all the subscription rights, either by holders of our common stock on the record date or by the General Atlantic Investors and the Cheung Kong Investors, or a combination thereof, approximately 66.4 million shares of our Series E preferred stock will be issued and outstanding after the rights offering.


EFFECTS OF RIGHTS OFFERING ON THE OWNERSHIP OF THE GENERAL ATLANTIC INVESTORS AND THE CHEUNG KONG INVESTORS


     Set forth below, for illustrative purposes only, are two scenarios which indicate the effect the rights offering and related share issuance could have on the relative voting and economic interest of the General Atlantic Investors and the Cheung Kong Investors. As of March 15, 2004, assuming the conversion of $11 million in principal and interest amount of convertible secured notes into approximately 7.3 million shares of Series E preferred stock held by the General Atlantic Investors, approximately $32.8 million in face value of our 5 3/4% of our convertible notes for approximately 21.9 million shares of Series E preferred stock held by the Cheung Kong Investors, the conversion of approximately $33.5 million in principal and interest amount of convertible secured notes into approximately 22.4 million shares of Series E preferred stock and the amendment of the rights, preferences and privileges of the Series D
preferred stock as set forth in our           , 2004 special meeting proxy
statement, the General Atlantic Investors beneficially own approximately 30.0% of our outstanding securities and the Cheung Kong Investors own approximately 26.3% of our outstanding securities.


     SCENARIO A -- All shares of Series E preferred stock offered in the rights offering are fully subscribed by the holders of our common stock and the General Atlantic Investors and the Cheung Kong Investors do not acquire any shares of Series E preferred stock in the rights offering.

     SCENARIO B -- The General Atlantic Investors acquire 55% and the Cheung Kong Investors acquire 45% of all the shares of our Series E preferred stock offered pursuant to the rights offering.


                                      TOTAL SHARES OF       TOTAL SHARES OF
              TOTAL SHARES OF       SERIES E PREFERRED    SERIES E PREFERRED
             SERIES E PREFERRED       STOCK ISSUED TO       STOCK ISSUED TO
             STOCK HELD BY THE          HOLDERS OF            THE GENERAL
              GENERAL ATLANTIC         COMMON STOCK       ATLANTIC INVESTORS    GENERAL ATLANTIC     CHEUNG KONG
             INVESTORS AND THE          AND SPECIAL         AND THE CHEUNG         INVESTORS          INVESTORS
                CHEUNG KONG           VOTING STOCK IN      KONG INVESTORS IN       BENEFICIAL         BENEFICIAL
           INVESTORS PRIOR TO THE       THE RIGHTS            THE RIGHTS           OWNERSHIP          OWNERSHIP
SCENARIO      RIGHTS OFFERING            OFFERING             OFFERING(A)       PERCENTAGE(B)(C)   PERCENTAGE(B)(C)
--------   ----------------------   -------------------   -------------------   ----------------   ----------------
                 29,196,666                                                           30.0%              26.3%
A...                                    14,000,000                    --              26.9%              23.6%
B...                                            --            14,000,000              32.6%              28.3%


---------------

(a) Assumes the amendment of the terms of the Series D preferred stock as provided in the convertible note purchase and exchange agreement.

(b) Assumes exercise in full of warrants to purchase common stock, as amended pursuant to the convertible note purchase and exchange agreement.

RIGHT TO BLOCK EXERCISE DUE TO REGULATORY ISSUE


     We reserve the right to refuse the exercise of all of the rights, or some of the rights, by any holder of rights where, in our opinion, we or the holder would be required to obtain prior clearance or approval from any state, federal or foreign regulatory authorities or from our shareholders for the exercise of rights or ownership of shares of preferred stock based on any state, federal or foreign laws, rules or regulations if, at the expiration time, this clearance or approval has not been obtained. Examples of such regulations include federal, state or foreign securities laws and NASD rules, to which we are subject. We will exercise this right if we become aware that any such exercise, or partial exercise, may violate any regulation to which we are, or may become, subject. We are not undertaking to advise you of any such required clearance or approval, to obtain any clearance or approval or pay for any expenses incurred in seeking that clearance or approval.


     We are not making this rights offering in any state or other jurisdiction in which it is unlawful to do so, nor are we selling or accepting any offers to purchase any shares of our common stock from rights holders who are residents of those states or other jurisdictions. We may delay the commencement of the rights offering in those states or other jurisdictions, or change the terms of the rights offering, in order to comply with the securities law requirements of those states or other jurisdictions. We may decline to make modifications to the terms of the rights offering requested by those states or other jurisdictions, in which case, if you are a resident in those states or jurisdictions or, if you are otherwise prohibited by federal or state laws or regulations from accepting or exercising the subscription rights you will not be eligible to participate in the rights offering.

                          DESCRIPTION OF CAPITAL STOCK


     As of March 15, 2004, our authorized capital stock consisted of 125,000,000 shares of common stock, par value $0.001 per share, and 5,000,000 shares of preferred stock, par value $0.001 per share, of which 75,000 shares have been designated as Series C Participating preferred stock and of which 4,188,587 shares have been designated as Series D Cumulative Redeemable Convertible Participating preferred stock. As of that date, we had 21,061,285 shares of common stock outstanding and 4,188,587 shares Series D preferred stock outstanding. As of that date, there was also one issued and outstanding share of Special Voting Stock, par value $0.001 per share. If the proposal to adopt amended and restated articles of incorporation is adopted by our shareholders and effected by us, then our authorized capital stock will consist of 200,000,000 shares of common stock and 75,000,000 shares of preferred stock.


     The following is a summary of the material terms of our capital stock assuming our shareholders adopt the proposals to amend and restate our articles of incorporation and the certificate of determination for our Series D preferred stock. We must obtain shareholder approval of these proposals and file these documents with the appropriate governmental authorities prior to consummating the rights offering.

     This summary does not purport to be complete or to contain all the information that may be important to you. For a complete summary of the terms of our capital stock you should read the amended and restated articles of incorporation, the amended and restated certificate of determination for our Series D preferred stock and our certificate of determination for our Series E preferred stock (forms of which are filed as exhibits to the registration statement on Form S-3 of which this prospectus is a part), and our bylaws, certificate of determination for our Special Voting Stock and our certificate of determination for our Series C Participating preferred stock, each of which we have previously filed with the Securities and Exchange Commission.

COMMON STOCK


     As of March 15, 2004, there were 21,061,285 shares of common stock outstanding (excluding 110,239 shares of Class A non-voting preference shares of our Nova Scotia subsidiary Critical Path Messaging Co. which may be exchanged at any time for our common stock upon the election of the holder). The common stock has a par value of $0.001 per share.


     Dividends. Subject to the prior rights of the holders of our preferred stock, holders of common stock are entitled to receive such dividends and other distributions in cash, stock or property of Critical Path as may be declared by our board of directors from time to time, out of assets or funds legally available for dividends, provided that in the case of cash dividends or dividends of assets, we are required to declare and pay to the holders of our preferred stock on an as-converted basis any dividends declared or paid on the common stock.

     Voting Rights. Each share of common stock is entitled to one vote per share on all matters submitted to our shareholders, including the election of directors. The holders of common stock generally vote together with the holders of our preferred stock as a single class.

     Liquidation Rights. In the event of any dissolution, liquidation or winding up of the affairs of Critical Path, after payment or provision for payment of our debts and other liabilities and any amounts to which the holders of our preferred stock are entitled, our remaining assets and funds will be divided among the holders of the common stock.

     Listing and Transfer Agent. Our common stock is listed on The Nasdaq National Market under the symbol "CPTH." Computershare Trust Company Inc. is the transfer agent and registrar for our Common Stock.

BLANK CHECK PREFERRED STOCK

     Our articles of incorporation authorize us to issue preferred in one or more series having designations, rights, and preferences determined from time to time by our board of directors. Accordingly, subject to applicable stock exchange rules and the terms of existing preferred stock, our board of directors is empowered, without the approval of the holders of common stock, to issue shares of preferred stock with dividend, liquidation, conversion, voting, or other rights that could adversely affect the voting power or other rights of the holders of common stock that are outstanding or proposed to be issued. In some cases, the issuance of preferred stock could delay a change of control or make it harder to remove present management. In addition, the voting and conversion rights of a series of preferred stock could adversely
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

affect the voting power of our common shareholders. Preferred stock could also restrict dividend payments to holders of our common stock. Subject to the rights of holders of our existing preferred stock we could create any new series or issue any additional shares of preferred stock.

SERIES E REDEEMABLE CONVERTIBLE PREFERRED STOCK


     There are currently no shares of Series E preferred stock outstanding. Immediately prior to consummation of the rights offering there will be approximately 52.4 million shares of Series E preferred stock outstanding. For a description of the rights, preferences and privileges of the Series E preferred stock, see the discussion under the heading "The Rights Offering -- Terms of Series E Preferred Stock."


     Computershare Trust Company Inc. will be the transfer agent and registrar for our Series E preferred stock.

SERIES D CUMULATIVE REDEEMABLE CONVERTIBLE PREFERRED STOCK

     Dividends. Subject to the rights and preferences of the Series E preferred stock, the shares of Series D preferred stock rank senior to all capital stock of Critical Path with respect to the payment of dividends. Dividends on these shares of Series D preferred stock will accrue at a simple annual rate of 5 3/4% whether or not declared by our board of directors. Dividends in respect of the Series D preferred stock will not be paid in cash but will be added to the value of the Series D preferred stock and will be taken into account for purposes of determining the liquidation preference, conversion rate, dividends and voting rights. We must declare or pay dividends on the Series D preferred stock when we declare or pay dividends to the holders of common stock. Except for dividends accruing to the Series E preferred stock, no dividends or distribution with respect to any shares of capital stock may be made unless all dividends accruing to the Series D preferred stock have been paid.

     Liquidation. In the event of a liquidation, each share of Series D preferred stock will be paid, prior to the payment of any other equity securities (except for the Series E preferred stock), payments equal to the greater of (a) the accreted value of the Series D preferred stock plus all accrued dividends, (b) 1.6 times the original purchase price of the Series D preferred stock ($22), or (c) the amount that would be paid to the holder of the number of shares of common stock into which such shares of Series D preferred stock are convertible immediately prior to the closing of such liquidation.

     Change of Control. In the event of a change of control, each share of Series D preferred stock will be paid, prior to the payment of any other equity securities (except for the Series E preferred stock), payments equal to the greater of (a) the sum of (i) the accreted value per share of the Series D preferred stock, (ii) all accrued dividends, plus (iii) all dividends that would have accrued through the fourth anniversary of the date shares of Series E preferred stock are first issued, (b) 1.6 times the original purchase price of the Series D preferred stock ($22), or (c) the amount that would be paid to the holder of the number of shares of common stock into which such shares of Series D preferred stock are convertible immediately prior to the closing of such change in control. A change of control includes, among others, any merger consolidation or other business combination transaction in which the shareholders owning a majority of our voting securities do not own a majority of our voting securities of the surviving entity, any tender, exchange or other offer whereby any person obtains a majority of the voting securities, any proxy contest in which a majority of the board of directors prior to such contest do not constitute a majority of the board of directors after such contest, any sale of all or substantially all of our assets or any other transaction that triggers the issuance of rights pursuant to our Shareholder Rights Plan (which issuance is not waived by the board of directors).

     Redemption. If, on any date after the third anniversary of the date shares of Series E preferred stock are first issued, the average closing price per share of our common stock for any consecutive 60 trading days after the third anniversary date, equals or exceeds 400% of the sum of the purchase price per share of the Series D preferred stock plus all dividends that would have accrued through the fourth anniversary of the date shares of Series E preferred stock are first issued, we may call for redemption all, but not less than all, of the outstanding shares of Series D preferred stock. The shares Series D preferred stock must
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

be called for redemption on the fourth anniversary of the date shares of Series E preferred stock are first issued. Any call for redemption of the Series D preferred stock is subject to the prior redemption of all the outstanding shares of Series E preferred stock and must be paid in cash at a price per share equal to the purchase price of the Series D preferred stock plus all dividends that have accrued or would have accrued through the fourth anniversary of the date shares of Series E preferred stock was first issued.

     Voting. The holders of Series D preferred stock are entitled to elect one member to our board of directors. In addition, each share of Series D preferred stock entitles its holder to vote at any shareholders meeting, on any matter entitled to be voted on by holders of our common stock, voting together as a single class with other shares entitled to vote on such matters. In that event, each share of Series D preferred stock entitles its holder to cast that number of votes as is equal to the sum of the purchase price for such share plus all accrued dividends with respect to such share divided by $4.20.

     In addition, holders of a majority of the outstanding shares of Series D preferred stock must approve:

     - Any amendment to our amended and restated articles of incorporation or bylaws;

     - Any issuance or authorization of shares of equity securities ranking senior to the Series E preferred stock or any amendment to the number of authorized shares of Series D preferred stock;

     - The redemption of any junior equity securities or the payment of dividends to junior equity holders; or

     - The incurrence of any indebtedness, subject to certain exceptions.

     Conversion. Each share of Series D preferred stock is convertible at any time at the option of the holder into the number of shares of common stock derived by dividing the accreted value of the Series D preferred stock plus all accrued dividends by $1.50, subject to certain antidilution provisions. The terms of the Series D preferred stock contain protection against dilution if Critical Path effects a subdivision or combination of common stock or in the event of a reclassification, recapitalization, stock split, stock dividend or other distribution payable in securities of Critical Path or any other person.

     Listing and Transfer Agent. Critical Path is the transfer agent and registrar for our Series D preferred stock.

SPECIAL VOTING STOCK


     There is one share of special voting stock, par value $0.001 per share, outstanding which represents, as of March 15, 2004, 110,239 outstanding shares of Class A non-voting preferred shares of Critical Path Messaging Co, an unlimited liability company formed under the laws of Nova Scotia, and our wholly owned subsidiary (referred to herein as our Subsidiary). Each "exchangeable share" can be exchanged at any time for one share of our common stock upon the election of the holder. The holders of these shares are entitled to vote by directing the holder of the share of our special voting stock, which has one vote for each share of Class A non-voting preference shares outstanding and held by non-affiliates. Because the holders of exchangeable shares were not given the opportunity to participate in the rights offering, they are entitled to receive the economic equivalent to the rights issued to the holders of common stock in the rights offering. As a result, we intend to cause our Subsidiary to issue to holders of exchangeable shares additional exchangeable shares (or fractions of additional shares) for each exchangeable share outstanding on the record date equal in value to the rights issued to holders of common stock in the rights offering. The number of exchangeable shares that will be issued will depend on the fair market value of the rights determined during the offering period. The special voting stock is not entitled to any dividends. Upon any liquidation, winding-up or dissolution, the special voting stock is entitled to receive out of the assets available for distribution an amount equal to $0.001. The liquidation preference of the special voting stock ranks senior to our common stock and junior to all other outstanding classes and series of our preferred stock. The special voting stock is not subject to redemption but will automatically be redeemed and cancelled for an amount equal to $0.001 when there are no Class A non-voting preference shares outstanding.

     Critical Path is the transfer agent and registrar for our special voting stock.

SERIES C PARTICIPATING PREFERRED STOCK

     See the discussion of our Series C participating preferred stock under the heading "Anti-Takeover Provisions" below.

OPTIONS


     As of March 15, 2004, there were outstanding options to purchase 14,510,676 shares of our common stock at a weighted average exercise price of $15.31 per share.


WARRANTS


     As of March 15, 2004, there were outstanding warrants to purchase 2,049,350 shares of our common stock. These warrants are exercisable at prices that range between $360 and $2.49 per share.


ANTI-TAKEOVER PROVISIONS

     Shareholder Rights Plan. On March 19, 2001, we adopted a shareholder rights plan pursuant to the terms of a Preferred Stock Rights Agreement entered into with Computershare Trust Company, Inc., acting as the rights agent.

     To effect the rights plan, our board of directors declared a dividend of one right for each outstanding share of common stock and each exchangeable share (described above) held of record at the close of business on May 15, 2001. Each right, when exercisable, entitles the registered holder to purchase one one-thousandth of a share of Series C participating preferred stock, at a purchase price of $25.00, subject to adjustment for, among other things, stock splits and combinations.


     Initially, the rights are "attached" to the common stock and exchangeable shares and trade with the common stock and exchangeable shares. The rights separate from the common stock or exchangeable shares (i) the tenth day (or such later date as may be determined by our board of directors) after a person or affiliated or associated group of persons acquired, or obtained the right to acquire 15% or more of the outstanding shares of common stock (subject to exceptions contained in the rights agreement, as amended, for certain large investors who have acquired stock directly from the company) or (ii) the tenth business day (or such later date as may be determined by our board of directors), following the public announcement of a tender offer or exchange offer which would result in someone becoming the owner of 15% or more of the outstanding common stock. Following a separation, the rights become exercisable, are separately tradable and we will mail separate rights certificates to shareholders. Previous acquisitions of our securities directly from us by the General Atlantic Investors, the Cheung Kong Investors and certain of the 2004 Investors have been excluded from triggering the exercisability of the rights under the rights plan.


     The rights expire on the earliest of May 15, 2011, or the redemption or exchange of the rights as described below.

     The purchase price, the number of rights and the number of shares of Series C participating preferred stock (or other securities) issuable upon exercise of the rights are subject to adjustment upon a stock dividend, stock split, reverse split or combination.

     Unless the rights are earlier redeemed, in the event that, after an acquiring person has acquired more than 15% of the common stock, we are acquired, proper provision must be made such that the rights (other than the rights held by the acquiring person) become exercisable for shares of common stock of the acquiring company with a market value equal to two times the purchase price of the rights. If there is merely an acquisition of at least 15% of our common stock without such approval, each rights (other than the rights held by the acquiring person) shall become exercisable for common stock with a market value of two times the such right's purchase price.

     Prior to a 15% acquisition or the expiration of the rights, we may redeem the rights in whole, but not in part, at a price of $0.001 per right.

     In addition, our board of directors may, after a 15% acquisition (but less than a 50% acquisition), exchange the rights for shares of common stock on a one for one basis or for cash or other assets or securities of ours.

     If issued, the Series C participating preferred stock will be nonredeemable and junior to any other series of preferred stock we may issue, but will have a preferential quarterly dividend equal to 1,000 times the cash dividend, if any, declared on each share of common stock and 1,000 times the non-cash dividend, if any, declared on each share of common stock and, in the event of our liquidation, a preferred liquidation preference equal to 1,000 times the payment per share of common stock, plus accrued and unpaid dividends. Each share of Series C participating preferred stock will have 1,000 votes and will vote together with the common stock.

     Until a right is exercised, the holder will have no rights as a shareholder of ours. We and the rights agent have broad discretion to amend the rights plan; however, following a separation, no amendment may adversely affect the rights holders.

     The rights approved by the Board are designed to protect and maximize the value of the outstanding equity interests in the Company in the event of an unsolicited attempt by an acquirer to take over the Company in a manner or on terms not approved by the board of directors.

     Takeover attempts frequently include coercive tactics to deprive the company's board of directors and its shareholders of any real opportunity to determine the destiny of the company. The rights have been declared by the board in order to deter such tactics, including a gradual accumulation of shares in the open market of 15% or greater position to be followed by a merger or a partial or two-tier tender offer that does not treat all shareholders equally. These tactics unfairly pressure shareholders, squeeze them out of their investment without giving them any real choice and deprive them of the full value of their shares.

     The rights are not intended to prevent a takeover of the company and will not do so. Subject to the restrictions described above, the rights may be redeemed by the company at $0.001 per right at any time prior to the date the rights are separated from the common stock and exchangeable shares. Accordingly, the rights should not interfere with any merger or business combination approved by the board of directors.

     However, the rights may have the effect of rendering more difficult or discouraging an acquisition of the company deemed undesirable by the board of directors. The rights may cause substantial dilution to a person or group that attempts to acquire the company on terms or in a manner not approved by the company's board of directors, except pursuant to an offer conditioned upon the negation, purchase or redemption of the rights.

     Issuance of the rights does not in any way weaken the financial strength of the company or interfere with its business plans. The issuance of the rights themselves has no dilutive effect, will not affect reported earnings per share, should not be taxable to the company or to its shareholders, and will not change the way in which the company's shares are presently traded.

     As of the date of this prospectus, no shares of Series C participating preferred stock have been issued.

     Charter and Bylaw Provisions. Our articles of incorporation and bylaws contain provisions that could delay or prevent a change in control of our company. These provisions could limit the price that investors might be willing to pay in the future for shares of our common stock. Our board of directors can authorize the issuance of preferred stock that can be created and issued by our board of directors without prior shareholder approval, commonly referred to as "blank check" preferred stock, with rights senior to those of our common stock. Further, our Articles of Incorporation requires that all shareholder action be taken at a shareholders' meeting. Special meetings of the shareholders may be called only by the board of directors, the chairman of the board, the chief executive officer and president, or by shareholders holding at least 10% of the outstanding common stock. We also have advance notice requirements for submitting nominations for election to our board of directors and for proposing matters that can be acted upon by shareholders at a meeting. Shareholder amendments to our bylaws require a two-thirds vote.

     The provisions described above, together with the rights, may have the effect of deterring a hostile takeover or delaying a change in our control or management. See "-- Shareholder Rights Plan."

                              PLAN OF DISTRIBUTION


     We are offering shares of our Series E preferred stock directly to you pursuant to this rights offering. We have not employed any brokers, dealers or underwriters in connection with the solicitation for exercise of subscription rights in this rights offering and no commissions, fees or discounts will be paid in connection with it. Our executive officers may contact holders of common stock by mail, telephone, facsimile and personal interview and may request brokers, dealers and other nominee shareholders to forward material relating to the offers to beneficial owners of common stock. These officers and other employees will not receive any commissions or compensation in connection with these activities other than their normal employment compensation. We will pay the fees and expenses of Computershare Trust Company Inc., as subscription agent, and Georgeson Shareholder Communications Inc., as information agent, and we have agreed to indemnify the subscription agent and the information agent from certain liabilities in connection with the offering. We will pay out-of pocket expenses, including payments to legal advisors, accountants and subscription agents, printing costs, mailing costs and filing fees estimated to total approximately $575,000.


             MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

     The following discussion is a summary of the material federal income tax consequences of the rights offering to holders of common stock that hold such stock as a capital asset for federal income tax purposes. This discussion is based on laws, regulations, rulings and decisions in effect on the date of this prospectus, all of which are subject to change (possibly with retroactive effect) and to differing interpretations. This discussion applies only to holders that are U.S. persons, which is defined as a citizen or resident of the United States, a domestic partnership, a domestic corporation, any estate (other than a foreign estate), and any trust so long as a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust. Generally, for federal income tax purposes an estate is classified as a "foreign estate" based on the location of the estate assets, the country of the estate's domiciliary administration, and the nationality and residency of the domiciliary personal representative.

     This discussion does not address all aspects of federal income taxation that may be relevant to holders in light of their particular circumstances or to holders who may be subject to special tax treatment under the Internal Revenue Code of 1986, as amended, including, but not limited to, holders who are subject to the alternative minimum tax, holders who are dealers in securities or foreign currency, foreign persons (defined as all persons other than U.S. persons), insurance companies, tax-exempt organizations, banks, financial institutions, broker-dealers, holders who hold common stock as part of a hedge, straddle, conversion or other risk reduction transaction, or who acquired common stock pursuant to the exercise of compensatory stock options or warrants or otherwise as compensation.

     We have not sought, and will not seek, a ruling from the Internal Revenue Service regarding the federal income tax consequences of the rights offering or the related share issuances. The following summary does not address the tax consequences of the rights offering or the related share issuance under foreign, state, or local tax laws. ACCORDINGLY, EACH RECIPIENT OF RIGHTS SHOULD CONSULT ITS TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES OF THE RIGHTS OFFERING OR THE RELATED SHARE ISSUANCES.

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


     The material federal income tax consequences for a U.S. person holding common stock on receipt of subscription rights under the rights offering will be as follows:


SUBSCRIPTION RIGHTS


     Receipt. The distribution by a corporation to the holders of its common stock of rights to acquire its convertible preferred stock will be treated for tax purposes as a distribution of the convertible preferred stock itself. The distribution by a corporation of convertible preferred stock to holders of its common stock will not be taxable unless the distribution of such stock would result in a "disproportionate" distribution. In general, a distribution of convertible preferred stock will be treated as disproportionate when considering all relevant facts and circumstances such as the time within which the conversion right must be exercised, the dividend rate, the marketability of the stock and the conversion price, the distribution is likely to result in some shareholders exercising their conversion rights and receiving common stock and others receiving money or other property (e.g., the receipt by non-converting shareholders of Series E preferred stock redemption proceeds). According to applicable Department of Treasury regulations, a distribution of convertible preferred stock is unlikely to result in a disproportionate distribution under circumstances where (i) the conversion right may be exercised over a long period (e.g., 20 years) and (ii) the dividend rate is consistent with market conditions at the time the convertible preferred stock is distributed. In contrast, Department of Treasury regulations provide that a distribution of convertible preferred stock is likely to result in a disproportionate distribution under circumstances where (i) the conversion right must be exercised within a relatively short period (e.g., four months) and (ii) taking into account additional factors such as the conversion price, dividend rate, redemption provisions and marketability of the convertible preferred stock it may be anticipated that some shareholders will exercise their conversion right and some will not. Because the determination of whether a distribution of convertible preferred stock will be treated as disproportionate or not is based on all relevant facts and circumstances, and because the applicable Department of Treasury regulations only provide specific guidance in the more extreme cases referred to above, it is not possible to definitively conclude whether the distribution of the Series E preferred stock to holders of common stock would be considered to result in a "disproportionate" distribution. Nevertheless, while the issue is not free from doubt, it is the opinion of our tax counsel, Pillsbury Winthrop LLP, that for information reporting and other United States federal income tax purposes it is more likely than not that you will not recognize taxable income for federal income tax purposes in connection with the receipt of subscription rights in the rights offering. Based on the Department of Treasury regulations described above, however, the Internal Revenue Service may assert that your receipt of subscription rights is currently taxable, with the consequences described below under the heading "Alternative Treatment of Subscription Rights." It is uncertain whether this position would be sustained by a court if challenged by the Internal Revenue Service. The remainder of the discussion under this heading "Subscription Rights" assumes that the distribution of the subscription rights in the rights offering will not result in a "disproportionate" distribution.


     Tax Basis and Holding Period. Except as provided in the following sentence, the tax basis of the subscription rights received by a holder in the rights offering will be zero. If either (a) the fair market value of the subscription rights on the date such subscription rights are distributed is equal to at least 15% of the fair market value on such date of the common stock with respect to which the subscription rights are received or (b) you elect, by attaching a statement to your federal income tax return for the taxable year in which the subscription rights are received, to allocate part of your tax basis of such common stock to the subscription rights, then upon exercise or transfer of the subscription rights, your tax basis in the common stock will be allocated between the common stock and the subscription rights in proportion to their respective fair market values on the date the subscription rights are distributed. Your holding period for the subscription rights received in the rights offering will include your holding period for the common stock with respect to which the subscription rights were received.


     Expiration. You will not recognize any gain or loss if you allow the subscription rights received in the rights offering to expire, and your tax basis in the common stock with respect to which such subscription rights were distributed will be equal to the tax basis of such common stock immediately before the receipt of the subscription rights in the rights offering.

     Transfer of Rights. If you sell or exchange subscription rights you will generally recognize capital gain or loss equal to the difference between the amount realized and the basis, if any, of the rights sold or exchanged.


     Exercise; Tax Basis in and Holding Period of Series E Preferred Stock. You will not recognize any gain or loss upon the exercise of the subscription rights received in the rights offering. The tax basis of the Series E preferred stock acquired through exercise of the subscription rights will equal the sum of the subscription price for the Series E preferred stock and your tax basis, if any, in the subscription rights as described above. Your holding period for the Series E preferred stock acquired through exercise of the subscription rights will begin on the date the subscription rights are exercised.


ALTERNATIVE TREATMENT OF SUBSCRIPTION RIGHTS


     Receipt of the Subscription Rights. If the Internal Revenue Service were to successfully assert that the distribution of the subscription rights in the rights offering resulted in a "disproportionate" distribution, each holder would be considered to have received a distribution with respect to such holder's common stock in an amount equal to the fair market value of the subscription rights received by such holder on the date of the distribution. This distribution generally would be taxed as dividend income to the extent of your ratable share of our current and accumulated earnings and profits. We do not have any positive accumulated earnings and profits as of December 31, 2003 and, although no assurance can be given, do not anticipate having positive earnings and profits during 2004. The amount of any distribution in excess of our earnings and profits will be applied to reduce, but not below zero, your tax basis in your common stock, and any excess generally will be taxable to you as capital gain (long-term, if your holding period with respect to your common stock is more than one year as of the date of distribution). Under current law, so long as certain holding period requirements are satisfied, the maximum federal income tax rate on most dividends received by individuals before January 1, 2009 is generally 15%. Your tax basis in the subscription rights received pursuant to the rights offering would be equal to their fair market value on the date of distribution and the holding period for the rights would begin upon receipt. The remainder of the discussion under this heading "Alternative Treatment of the Subscription Rights" assumes that a holder's receipt of subscription rights in the rights offering is a taxable event.


     Transfer of Rights. If you sell or exchange subscription rights you will generally recognize capital gain or loss equal to the difference between the amount realized and the basis of the rights sold or exchanged.

     Expiration. If your subscription rights lapse without being exercised, you will recognize a capital loss equal to your tax basis in such expired subscription rights. The deductibility of capital losses is subject to limitations.


     Exercise; Tax Basis in and Holding Period of the Series E Preferred
Stock. You will not recognize any gain or loss upon the exercise of the subscription rights received in the rights offering. The tax basis of the Series E preferred stock acquired through exercise of the subscription rights will equal the sum of the subscription price for the Series E preferred stock and your tax basis in the subscription rights as described above. The holding period for the Series E preferred stock acquired through exercise of the subscription rights will begin on the date the subscription rights are exercised.


SERIES E PREFERRED STOCK

     Dividends. Under applicable Department of Treasury regulations, dividends that accrue with respect to your Series E preferred stock will generally be treated as additional redemption price of such stock at the time that it is redeemed. A portion of this additional redemption price will be treated as having been distributed to you in each taxable year in which you hold the Series E preferred stock under an economic accrual method that reflects the effect of the compounding of this additional redemption price as it accrues. The amount treated as having been distributed to you generally will be taxed as dividend income to the extent of your ratable share of our current and accumulated earnings and profits at the time of the distribution, and will increase your tax basis in the Series E preferred stock. Distributions in excess of our earnings and profits will be applied to reduce, but not below zero, your tax basis in the Series E preferred stock, and any excess generally will be taxable as capital gain to you (long-term if you held your Series E preferred stock for more than one year at the time of the distribution). Under current law, so long as certain holding period requirements are satisfied, the maximum federal income tax rate on most dividends received by individuals before January 1, 2009 is generally 15%.


     Adjustments. In general, anti-dilution adjustments do not result in constructive distributions. However, in certain circumstances, an adjustment to the conversion ratio of the Series E preferred stock, or the failure to make such an adjustment, may result in constructive distributions taxable as described in the preceding paragraph. In such event, your tax basis in the Series E preferred stock would be increased by the amount of any such dividend.



     Conversion. In the event that unpaid dividends have accrued with respect to your Series E preferred stock in an amount in excess of the amount that was deemed to have been distributed to you over the period during which you held such Series E preferred stock pursuant to the Department of Treasury regulations referred to under the heading "Dividends," above (which we will refer to herein as an "excess dividend arrearage amount"), the conversion of Series E preferred stock into common stock may result in a constructive distribution to you. The amount of such a constructive distribution would be the lesser of (a) the amount by which the fair market value of the common stock received upon conversion of your Series E preferred stock exceeds the issue price of the converted Series E preferred stock, or (b) the excess dividend arrearage amount. The amount of any such constructive distribution would be treated for tax purposes in the manner described under the heading "Dividends," above. The aggregate tax basis of any shares of common stock that you receive with respect to any excess dividend arrearage amount (which we will refer to herein as "excess dividend arrearage common stock") will be equal to the excess dividend arrearage amount, and your holding period for any such shares will begin on the date of the conversion.



     Subject to the foregoing, you will not recognize gain or loss upon the conversion of shares of Series E preferred stock into shares of our common stock (except to the extent of cash, if any, received in lieu of fractional shares of common stock). Your tax basis in the shares of common stock (other than excess dividend arrearage common stock described above) will equal your tax basis in the shares of Series E preferred stock exchanged therefore, and your holding period with respect to the shares of common stock (other than excess dividend arrearage common stock described above) will include your holding period for the shares of Series E preferred stock exchanged therefor. The receipt of cash (if any) in lieu of a fractional interest in a share of common stock will be taxed as if the fractional share of common stock had been issued and then redeemed for cash. Accordingly, you will generally recognize gain or loss in an amount equal to the difference between the amount of cash received for the fractional interest and your tax basis in the fractional interest.


     Disposition. The sale or other taxable disposition of shares of Series E preferred stock will result in capital gain or loss equal to the difference between the amount realized in the disposition and your tax basis in the Series E preferred stock immediately before the disposition of Series E preferred stock. Such capital gain or loss will be long-term if you held the Series E preferred stock for more than one year. The maximum federal income tax rate on net long-term capital gain recognized by individuals before January 1, 2009 is 15% under current law. The deductibility of capital losses is subject to limitations.

     Redemption. Under section 302 of the Code, a redemption of Series E preferred stock generally will be treated as a sale or exchange if such redemption completely terminates your entire actual and constructive stock interest in our equity or is either "substantially disproportionate" or is "not essentially equivalent to a dividend" with respect to you. In determining whether any of these tests is met, you must take into account the shares of stock actually owned by you as well as the shares of stock constructively owned by you under the constructive ownership rules of section 318 of the Code. Under these constructive ownership rules, you will be deemed to own any shares of our capital stock that are owned, actually and in some cases constructively, by certain related individuals or entities and any shares of our capital stock that you have a right to acquire by exercise of any option or by conversion of exchange of a security.

     A redemption of shares of your Series E preferred stock will be treated as "substantially disproportionate" if (i) your percentage ownership of our outstanding voting stock (including all classes of stock that have voting rights) is reduced immediately after the redemption to less than 80% of your percentage interest in such stock immediately before the redemption, (ii) your percentage ownership of our outstanding common stock (both voting and non-voting) immediately after the redemption is reduced to less than 80% of such percentage ownership immediately before the redemption, and (iii) you own, immediately after the redemption, less than 50% of the total of combined voting power of all classes of our stock entitled to vote.

     A redemption of shares of your Series E preferred stock will be treated as "not essentially equivalent to a dividend" if you experience a "meaningful reduction" in your percentage interest in our equity as a result of the redemption. Depending on your particular circumstances, taking into account whether you are part of management or our board of directors, even a small reduction in your stock ownership interest in us may satisfy this test.

     If the redemption is treated as a sale or exchange, you will recognize capital gain or loss equal to the difference between the amount received in the redemption and your tax basis in the Series E preferred stock immediately before the redemption. Such capital gain or loss will be long-term if you have held the Series E preferred stock for more than one year. If the redemption does not constitute a sale or exchange, the receipt of cash will be treated as a distribution with respect to the Series E preferred stock.

TAX OPINION


     The foregoing discussion under the heading "Material United States Federal Income Tax Consequences" constitutes the opinion of Pillsbury Winthrop LLP of the material U.S. federal income tax consequences generally applicable to a holder of our common stock who receives subscription rights pursuant to the rights offering.


                                 LEGAL MATTERS

     Selected legal matters with respect to the validity of the securities offered by this prospectus and the tax discussion in this prospectus will be passed upon for us by Pillsbury Winthrop LLP, San Francisco, California.

                                    EXPERTS


     The consolidated financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2003 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission, or the SEC. The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference into this prospectus is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information as well as the information included in this prospectus. Specifically, we are incorporating by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (File No. 000-25331):


     - Our Annual Report on Form 10-K for the year ended December 31, 2003;



     - Our Current Reports on Form 8-K filed with the SEC on January 21, 2004, February 4, 2004, February 5, 2004 and March 10, 2004; and



     - The description of our Series C participating preferred stock, par value $0.001 per share, set forth in the registration statement on Form 8-A filed with the SEC on May 7, 2001, together with Amendment Nos. 1, 2 and 3 on Form 8-A/A filed with the SEC on January 21, 2004 and Amendment No. 4 on Form 8-A/A filed with the SEC on March 10, 2004.


     We will provide a copy of any document incorporated by reference into this prospectus and any exhibit specifically incorporated by reference in those documents, without charge, by request directed to us at the following address and telephone number:

                              Critical Path, Inc.
                              350 The Embarcadero
                            San Francisco, CA 94105
              Attention: Michael J. Zukerman, Corporate Secretary
                                 (415) 541-2500

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and current reports, proxy statements other information with the SEC. You may read or copy any document we file at the public reference room maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of this information may also be obtained by mail from the SEC's Public Reference Branch at 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, our filings with the SEC are also available to the public on the SEC's Internet Web site at www.sec.gov.

     We have filed with the SEC a registration statement on Form S-3 under the Securities Act of 1933 with respect to this rights offering. This prospectus does not contain all of the information set forth in the registration statement and its exhibits. Statements made by us in this prospectus as to the contents of any contract, agreement or other document referred to in this prospectus are not necessarily complete. For a more complete description of these contracts, agreements or other documents, you should carefully read the exhibits to the registration statement and the documents which we reference under the caption "Incorporation of Certain Documents by Reference."

     The registration statement, together with its exhibits and schedules, which we filed with the SEC, may also be reviewed and copied at the public reference facilities of the SEC located at the addresses set forth above. Please call the SEC at 1-800-SEC-0330 for further information on its public reference facilities.

     This prospectus is part of a registration statement we filed with the SEC. You should rely only on the information contained, or incorporated by reference in, this prospectus. We have not authorized anyone to provide information different from that contained in, or incorporated by reference in, this prospectus. This prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where the offer or sale is not permitted. This prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any circumstance under which the offer or solicitation is not permitted. The information contained in this prospectus is correct only as of the date of this prospectus, regardless of the time of the delivery of this prospectus or any sale of these securities.

               The Subscription Agent For the Rights Offering is:

                          Computershare Trust Company

                                    By Mail:

                          Computershare Trust Company
                                 P.O. Box 1596
                                Denver, Colorado
                                   80201-1596

                         By Hand or Overnight Courier:

                          Computershare Trust Company
                         350 Indiana Street, Suite 800
                                Golden, Colorado
                                     80401

          Telephone Number for Confirmation: (303) 262-0600 Ext. 4732

               The Information Agent for the Rights Offering is:

                   Georgeson Shareholder Communications Inc.
                          17 State Street, 10th Floor
                               New York, New York
                                     10004

             Banks and Brokerage Firms, please call: (212) 440-9000

              Shareholders, please call toll free: (800) 843-1451

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     All fees and expenses other than the SEC registration fee are estimated. The expenses listed below will be paid by the Company.



Securities and Exchange Commission registration fee.........   $  1,700
Printing and engraving expenses.............................     70,000
Nasdaq National Market listing fee..........................     45,000
Accounting fees and expenses................................    175,000
Legal fees and expenses.....................................    225,000
Subscription Agent fees and expenses........................     23,000
Information Agent fees and expenses.........................     15,000
Blue Sky filing fees........................................     15,000
Miscellaneous...............................................      5,300
Total.......................................................   $575,000
                                                               --------


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 317 of the California Corporations Code provides for the indemnification of officers, directors and other corporate agents in terms sufficiently broad to indemnify such persons under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the "Act"). Article V, Section B of our articles of incorporation (Exhibit 3.1 hereto) provides for indemnification of our directors, officers, employees and other agents to the extent and under the circumstances permitted by the California Corporations Code. We have also entered into agreements with our directors and officers that will require us, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors or officers to the fullest extent permitted by law.

ITEM 16.  EXHIBITS.


 3.1    Form of Certificate of Amendment to Amended and Restated
        Articles of Incorporation
 4.1    Form of Certificate of Determination of Preferences of
        Series E Redeemable Convertible Preferred Stock
 4.2    Form of Amended and Restated Certificate of Determination of
        Preferences of Series D Cumulative Redeemable Convertible
        Preferred Stock
 4.3    Form of Subscription Rights Certificate
 4.4    Form of Series E Convertible Preferred Stock Certificate
 5.1+   Opinion of Pillsbury Winthrop LLP
 8.1    Opinion of Pillsbury Winthrop LLP regarding certain tax
        matters
12.1    Statement Regarding Computation of Ratios
23.1    Consent of PricewaterhouseCoopers LLP, Independent
        Accountants
23.2    Consent of Pillsbury Winthrop LLP (included in Exhibits 5.1 and 8.1)
24.1*   Power of Attorney
99.1    Form of Instructions for Use of Critical Path Subscription
        Rights Certificates
99.2    Form of Notice of Guaranteed Delivery
99.3    Form of Letter to Shareholders Who are Record Holders

99.4    Form of Letter to Shareholders Who are Not Beneficial Owners
99.5    Form of Letter to Client of Shareholders Who are Not
        Beneficial Owners
99.6    Form of Nominee Holder Certification
99.7    Form of Beneficial Owner Election Form

---------------


+ Previously filed.



* Previously filed for Messrs. Dove, Ford and Springsteel (see page II-3 of Form S-3 filed on December 24, 2003), for Mr. Currie (see exhibit 24.1 of Amendment No. 1 to Form S-3 filed on February 12, 2004) and for Mr. Prioleau (see exhibit 24.1 of Amendment No. 2 to Form S-3 filed on March 5, 2004).


ITEM 17.  UNDERTAKINGS.

     The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (a) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

             (b) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

             (c) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

             provided, however, that paragraphs (a) and (b) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to any charter provision, by-law or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 3 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on March 24, 2004.


                                          CRITICAL PATH, INC.

                                          By: /s/ WILLIAM E. MCGLASHAN, JR.
                                            ------------------------------------
                                                 William E. McGlashan, Jr.
                                                  Chief Executive Officer


     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 3 to Registration Statement has been signed by the following persons in the capacities indicated on the dates indicated.



     DATE                     SIGNATURE                                TITLE
     ----                     ---------                                -----

March 24, 2004      /s/ WILLIAM E. MCGLASHAN, JR.         Chairman of the Board; Director
                --------------------------------------      and Chief Executive Officer
                      William E. McGlashan, Jr.            (principal executive officer)

March 24, 2004            /s/ JAMES A. CLARK             Executive Vice President and Chief
                --------------------------------------           Financial Officer
                            James A. Clark                 (principal accounting officer)

March 24, 2004                    *                                   Director
                --------------------------------------
                          Peter L. S. Currie

March 24, 2004                    *                                   Director
                --------------------------------------
                              Ross Dove

March 24, 2004                    *                                   Director
                --------------------------------------
                           William E. Ford

March 24, 2004                    *                                   Director
                --------------------------------------
                         Frost R. R. Prioleau

March 24, 2004                    *                                   Director
                --------------------------------------
                        Steven R. Springsteel


*By: /s/ MICHAEL J. ZUKERMAN
     ------------------------------------------------
     Michael J. Zukerman
     As Attorney-In-Fact

                                 EXHIBIT INDEX


        3.1    Form of Certificate of Amendment to Amended and Restated
               Articles of Incorporation
        4.1    Form of Certificate of Determination of Preferences of
               Series E Redeemable Convertible Preferred Stock
        4.2    Form of Amended and Restated Certificate of Determination of
               Preferences of Series D Cumulative Redeemable Convertible
               Preferred Stock
        4.3    Form of Subscription Rights Certificate
        4.4    Form of Series E Convertible Preferred Stock Certificate
        5.1+   Opinion of Pillsbury Winthrop LLP
        8.1    Opinion of Pillsbury Winthrop LLP regarding certain tax
               matters
       12.1    Statement Regarding Computation of Ratios
       23.1    Consent of PricewaterhouseCoopers LLP, Independent
               Accountants
       23.2    Consent of Pillsbury Winthrop LLP (included in Exhibits 5.1 and 8.1)
       24.1*   Power of Attorney
       99.1    Form of Instructions for Use of Critical Path Subscription
               Rights Certificates
       99.2    Form of Notice of Guaranteed Delivery
       99.3    Form of Letter to Shareholders Who are Record Holders
       99.4    Form of Letter to Shareholders Who are Not Beneficial Owners
       99.5    Form of Letter to Client of Shareholders Who are Not
               Beneficial Owners
       99.6    Form of Nominee Holder Certification
       99.7    Form of Beneficial Owner Election Form


---------------


+ Previously filed.



* Previously filed for Messrs. Dove, Ford, and Springsteel (see page II-3 of Form S-3 filed on December 24, 2003), for Mr. Currie (see exhibit 24.1 of Amendment No. 1 to Form S-3 filed on February 12, 2004) and for Mr. Prioleau (see exhibit 24.1 of Amendment No. 2 to Form S-3 filed on March 5, 2004).